Exhibit 10.20
AGREEMENT
between
GULFSTREAM INTERNATIONAL AIRLINES, INC.
and the AIRLINE DIVISION of the
INTERNATIONAL BROTHERHOOD OF TEAMSTERS
representing the Pilots of
GULFSTREAM INTERNATIONAL AIRLINES, INC.
Effective: June 13, 2006

TABLE OF CONTENTS

Section 1. RECOGNITION AND SCOPE SECTION		7
A.	Recognition	7
B.	Scope	7
C.	Foreign Bases	7
D.	Sale of Company Aircraft	8
E.	No Strike Commitment	8
F.	Subcontracting	9
G.	Code Sharing and Marketing Agreements	10
H.	Retained Management Rights	10
I.	Successorship and Mergers	11
J.	General	12
K.	Expedited Board of Adjustment Procedures	13
Section 2. DEFINITIONS SECTION		14
Section 3. COMPENSATION		18
A.	General	18
B.	Pairing Value Credit	18
C.	Junior Manning	19
D.	Open Time on Day Off	19
E.	Maintenance/Ferry Flights	19
F.	Minimum Pay Guarantee	19
G.	Pay Protection	20
H.	Holiday Work	21
I.	Compensation Tables	21
Section 4. ALCOHOL/DRUG TESTING		24
A.	Testing Occasions	24
B.	Drug Testing Procedures	25
C.	Alcohol Testing	27
D.	Consequences of a Verified Confirmed Positive Drug Test	27
E.	Consequences of A Positive Alcohol Test	28
F.	Voluntary Rehabilitation	28
G.	Refusal or Failure to Cooperate	28
H.	General	29
Section 5. EXPENSE		30
A.	Accommodations	30
B.	Transportation	30
C.	Per Diem	30
D.	Training	30
E.	Special Assigned	31
F.	Crew Meals	31
G.	Moving Expenses	31
H.	Parking	31
I.	Other	32
Section 6. SCHEDULING		33
A.	Bid Periods	33
B.	Pairing Construction Rules	33

C.	Line Construction Rules	34
D.	Staffing	35
E.	Bidding	35
F.	Line Of Time Adjustment Rules	37
G.	Trip Trades	43
H.	Rules for Lineholder RA/RX days	44
I.	Rules For Utilization Of Reserve Pilots	45
J.	Open Time	48
K.	Rules for Assigning Remaining Open Pairings	48
L.	Junior Manning	49
M.	General	49
N.	Check-In Procedure	50
O.	Rules For Reassignment	51
P.	Duty Rig	54
Section 7. DEADHEADING		55
Section 8. HOURS OF SERVICE		56
A.	Duty Time	56
B.	Rest Period	56
C.	Report and Release Times	56
Section 9. FILLING OF VACANCIES		57
A.	Staffing	57
B.	Procedural Mechanics for Executing a System Staffing Award	57
C.	Filling Vacancies	57
D.	Displacements	59
E.	Base Trades	59
F.	Base Closure	59
G.	Initial Assignments	60
H.	Special Assignments	60
Section 10. FURLOUGH AND RECALL		61
A.	Furlough	61
B.	Recall	61
C.	Address	62
Section 11. VACATIONS		63
A.	Vacation Accrual	63
B.	Vacation Pay	63
C.	Vacation Periods	63
D.	Bidding Process	64
E.	Bidding For Vacation	64
F.	Awarding Bids	64
G.	Vacation Cancellation	65
H.	Vacation Trades	65
I.	General	66
Section 12. PHYSICAL STANDARDS SECTION		67
A.	Medical Standards	67
B.	Medical Examinations	67
C.	Medical Review Process	67

Section 13. SICK LEAVE		69
A.	Accrual	69
B.	Usage	69
C.	Proof of Illness	70
D.	Return to Work	70
E.	Perfect Attendance	70
Section 14. NEW AIRCRAFT		71
Section 15. SENIORITY		72
A.	Seniority Accrual	72
B.	Seniority List	72
C.	Protest of Seniority List	72
D.	Seniority Rights	73
Section 16. TRANSFER TO A MANAGEMENT OR OTHER NON-FLYING POSITIONS		74
A.	Management Pilots	74
B.	Other Non-flying Positions	74
C.	Management Line Flying	74
D.	Probationary Pilots Transferred to Management and Other Non-Flying Positions	75
E.	Discipline of Management Pilots and Pilots in Non-flying Positions	75
Section 17. TRAINING		76
A.	Upgrade Training	76
B.	Recurrent Training	76
C.	Compensation For Training	76
D.	General	77
E.	Training Standards	78
Section 18. LEAVES OF ABSENCE		81
A.	Personal Leave	81
B.	Company-Offered Leave	81
C.	Medical Leave	82
D.	Military Leave	83
E.	Emergency Leave of Absence	84
F.	Union Leaves	84
Section 19. INSTRUCTORS AND CHECK AIRMEN		87
A.	General	87
B.	Selection of Instructors and Check Airmen	87
C.	Line Flying	87
D.	Scheduling	88
E.	Flown By Operations (FBO)	88
F.	Compensation	89
G.	Minimum Report	90
H.	Return to Line Flying	90
I.	General	90
Section 20. RESOLUTION OF DISPUTES		91
A.	Settlement of Disputes	91
B.	Investigative Hearing – Discipline and Discharge	91
C.	The Grievance Process	91
D.	System Board of Adjustment	93

E.	Resolution of Disputes – General	96
Section 21. DUES CHECK-OFF AND UNION SECURITY		99
A.	Dues Check-Off	99
B.	Agency Shop	99
Section 22. UNION REPRESENTATION SECTION		102
A.	Bulletin Board	102
B.	Admission of Union Officials to Company Property	102
C.	Election of Pilot Representative	102
Section 23. GENERAL		103
A.	Property Damage and Civil Liability Indemnification	103
B.	Legal Representation	103
C.	Jury Duty	103
D.	Agreement Distribution	103
E.	Recorded Data	103
F.	Appearance Standards	104
G.	Uniforms	104
H.	Masculine Pronouns	104
I.	Pilot Earnings Statement	104
J.	Death Benefits	104
K.	Witness Duty	104
L.	Accident Investigation	105
M.	Buddy/Companion Passes	105
N.	Payment for Equipment and Training	105
O.	Pass, Interline, and Jumpseat Policies	105
P.	Orders in Writing	106
Q.	Awards, Bonuses, and Gifts	106
R.	Personal Days	107
Section 24. BENEFITS		106
A.	Life Insurance	107
B.	Medical and Dental Plan	107
C.	Vision Care	107
D.	Short Term Disability	107
E.	Furloughed Pilots	107
F.	401K Retirement Plan	107
Section 25. MISSING, INTERNMENT, HOSTAGE, OR PRISONER OF WAR BENEFITS		109
Compensation and Benefits		109
Section 26. DURATION		111
Effective Dates of the Agreement		111
Letter of Agreement # 1		112
Letter of Agreement # 2		114

PREAMBLE
     This is an Agreement made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between Gulfstream International Airlines, Inc. and the Pilots in the service of Gulfstream International Airlines, Inc., as represented by the Airline Division of the International Brotherhood of Teamsters.

SECTION 1
RECOGNITION AND SCOPE SECTION
A.	Recognition
1.	In accordance with certification R-6696 made by the National Mediation Board on October 21, 1999, Gulfstream International Airlines Inc. hereby recognizes the International Brotherhood of Teamsters, Local 747, as the duly designated and authorized representative of the Pilots in the employ of the Company with the authority and obligation to represent them for the purposes of the Railway Labor Act, as amended.

2.	This Collective Bargaining Agreement and any formal letters of agreement between the Company and the Union may be collectively referred to as the “Agreement”.
B.	Scope
1.	This Agreement covers all present and future revenue flying and all known and recurring miscellaneous flying performed by the Company. All flying covered by this Agreement shall be performed by Pilots whose names appear on the Gulfstream International Airlines, Inc. Pilot’s system seniority list.

2.	The Company, an affiliate or subsidiary of the Company, the Company’s parent or an affiliate or subsidiary of the parent shall not establish any new airline or acquire a controlling interest in any carrier whether directly or through an affiliate, and maintain it as a separate carrier if any employee whose name appears on the Company’s current Pilots’ system seniority list will be furloughed in anticipation or as a result of such transaction. Further, no Pilot covered by this Agreement shall be reduced in seniority or pay category as an effect of such an acquisition. A “controlling interest” or “control” means the ownership of an equity interest representing more than fifty percent (50%) of the outstanding capital stock of an entity or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities then entitled to vote generally in the election of such entity’s board of directors or other governing body, and an “affiliate” of the Company is any entity that controls or is controlled by the Company.

3.	The Company will not transfer aircraft, routes or operating authority to its Parent, a subsidiary of the Parent, or to a subsidiary or affiliate of the Company for the purpose of evading the terms of this Agreement. The Company will also not establish a third party leasing device to evade the terms of this agreement.
C.	Foreign Bases

The Company shall not establish a Pilot base outside of the 48 Contiguous United States and the District of Columbia without providing advance, written notice to and bargaining with the Union at least sixty (60) days prior to any bid establishing such base. If the Company and the Union cannot reach agreement on the terms and conditions of the foreign base operation within sixty (60) days, Crewmembers assigned to such base shall be covered by all terms of this Agreement and the dispute shall be handled in accordance with the procedures set forth in Section 14 of this agreement. Crewmembers assigned to such base shall continue to enjoy all rights, privileges, and immunities of the Railway Labor Act (RLA) during their Foreign Service. Disputes concerning Crewmembers based at Foreign Bases shall be heard by the System Board of Adjustment, as set forth in this Agreement, and the decision of the System Board in such cases shall be enforceable in any court of competent jurisdiction in the United States to the same extent and in the same manner as other cases arising out of interpretation and application of this Agreement.

D.	Sale of Company Aircraft

The Company may note sell or lease an aircraft to another air carrier or entity for the purpose of evading the terms of this agreement. The Company may sell or lease an aircraft to another air carrier or entity when the Company no longer requires such aircraft for its operation. Should this result in a furlough of Pilots covered by this Agreement; the Company will make every effort to arrange with the lessee or buyer to provide for the employment of a full or partial complement of Pilots covered by this Agreement. If a furlough is necessary because of the sale of aircraft, the Company will provide, to the extent known, the following information to the Union: duration of the furlough, the number of Crewmembers affected by Status and the number of aircraft affected by the lease.

E.	No Strike Commitment
1.	From the effective date of the Agreement through thirty (30) days following the date, if any, that the parties are released from mediation by the National Mediation Board in connection with negotiations for a successor Agreement (the “Release Date”), the Association, including its directors, officers, representatives and agents, will not engage in, promote, or cause any strike or work stoppage at the Company, including but not limited to sympathy strikes or recognition of picket lines at the Company, and the Association will not otherwise support picket lines established at the Company, or cause any other organized job action.

2.	The commitment stated in paragraph E.1. above shall be inapplicable as of the Release Date without regard to whether the parties are then engaged in collective bargaining under the Railway Labor Act. The Company waives any claim that the commitment stated in paragraph E.1. above remains applicable on or after the Release Date pursuant to the Railway Labor Act’s status quo provisions or otherwise.

3.	It shall not be a violation of this Agreement, and it shall not be cause for discharge, permanent replacement or any other disciplinary action if any Pilot:

a.	refuses to perform work or services on flights where the Company, pursuant to an agreement or arrangement with another air carrier, is performing that carrier’s flying during a lawful strike by that carrier’s Pilots (i.e., performing “struck work”), provided that it shall not be considered to be performing struck work for the Company
i.	to expand flying from Company hub airports or to continue to transport passengers and/or cargo within its route structure on its own aircraft, including markets on that route structure having code share or other marketing agreement designations predating the strike, so long as the code or other designation of the struck carrier is not placed on additional segments added after the strike begins which additional segments are then operated during the strike, or

ii.	to transport passengers and/or cargo on its aircraft on flights where:
(1)	the Company receives all of the revenue for the services it performs, and

(2)	no direct financial benefit accrues to the struck carrier as a result of the Company’s performance of such services, and

(3)	city pairs operated by the struck carrier are not initiated by the Company during the strike at the request of the struck carrier, or
b.	refuses to cross or chooses to honor the lawful picket lines of fellow Pilots employed by any affiliate of the Company, or

c.	refuses to undergo training or perform Pilot work or services on the property of another carrier during a lawful strike by that carrier’s Pilots.
F.	Subcontracting
1.	“Subcontracted Revenue Flying” as used in this Agreement shall refer to transactions in which the Company contracts for another carrier and its Pilots to perform flying (e.g., a “wet lease”) covered by the Scope provisions of Section 1.B.1. of this Agreement.

2.	Except for the irregular operations enumerated below, or unless compelled to solely due to circumstances over which the Company does not have control as specified in paragraph 3 below, the Company will not engage in Subcontracted Revenue Flying without prior written agreement with the Association. “Irregular Operations” shall be passenger and/or cargo accommodation due to flight cancellations in the normal course of business (e.g., weather, mechanical or other operational reasons), accommodations of passengers and/or cargo pursuant to standard industry practices (e.g., overbookings), transportation of excess baggage, and flights with chartered equipment for the exclusive purpose of transporting parts or personnel to repair aircraft.

3.	The Company may engage in Subcontracted Revenue Flying solely due to circumstances over which the Company does not have control, for a time not to exceed the duration of the circumstance beyond the Company’s control or twelve (12) months, whichever is less. Circumstances beyond the Company’s control shall be: an act of nature; an ongoing labor dispute; grounding or repossession of a substantial number of the Company’s aircraft by a government agency or court order; loss or destruction of the Company’s aircraft; involuntary reduction in flying operations due to either a decrease in available fuel supply or other critical materials for the Company’s operation; revocation of the Company’s operating certificate(s); war emergency; or a substantial delay in the delivery of aircraft scheduled for delivery.

4.	The Company may also engage in subcontracted Revenue Flying for the purpose of conducting seasonal “Wet Leases” provided no Pilots are furloughed, displaced or otherwise reduced in pay status. Seasonal wet leasing shall not exceed a period of ninety (90) days.
G.	Code Sharing and Marketing Agreements

Flying performed by another carrier whereby the other carrier transports passengers and/or cargo pursuant to a code-share, marketing, interline, joint venture, pro-rate, block space or other similar agreement shall not be considered to be Subcontracting Revenue Flying, provided that none of the agreements enumerated in this paragraph shall be entered into or continued by the Company, or any affiliates of the Company if any employee whose name appears on the Company’s then current Pilot’s system seniority list is furloughed as an effect of such agreement. It is understood and agreed that nothing in this paragraph G will prevent the Company from furloughing Pilots, so long as the Company demonstrates that such furloughs are attributable to economic reasons wholly unrelated to the agreements enumerated herein.
H.	Retained Management Rights
1.	Subject only to any limitations in this Agreement, or in any other agreement between the Company and the Union, the Union recognizes that the Company retains the exclusive right to manage its business, including (but not limited to) the right to determine the methods and means by which its operations are to be carried on, to direct the work force, and to conduct its operations in a safe and effective manner.

2.	Without limiting the generality of the foregoing, the term “management rights” includes the following:
a.	The right to sell or discontinue all or part of the business; to sell or lease aircraft or facilities; to determine where and when to operate scheduled or unscheduled flights; to determine its marketing methods and strategies, and to enter into code sharing, affiliation or marketing agreements with other carriers; to invest (including equity investments) in other business entities including, without limitation, other air carriers; and to determine the type of aircraft it will utilize; the standards of safety, quality and efficiency of operations.

b.	The determination of the number of Pilots necessary to fly out of any base, including the right to modify or change the same; the determination of the management organization for all departments deemed appropriate by the Company; the exclusive right to select who will be hired and not hired; the transfer of flying from one base to another; the right to open or close bases.
3.	The exercise of any right reserved herein to management in a particular manner, or the non-exercise of such right, shall not operate as a waiver of the Company’s rights hereunder, or preclude the Company from exercising the right in a different manner.
I.	Successorship and Mergers
1.	This Agreement shall be binding upon any successor or assign of the Company unless and until changed in accordance with the provisions of the Railway Labor Act, as amended. For purposes of this paragraph, a Successor or assign shall be defined as an entity which acquires all or substantially all of the assets or equity of the Company through a single transaction or multi-step related transactions which closes within a twelve (12) month period.

2.	No contract or other legally binding commitment involving the transfer of ownership or control pursuant to a successorship transaction, whether by sale, transfer or lease of the Company or substantially all of its assets, will be signed or otherwise entered into unless it is agreed as a material and irrevocable condition of entering into, concluding and implementing such transaction that the rates of pay, rules and working conditions set forth in this Agreement will be assumed by the successor employer and employees on the then current System seniority list will be employed in accordance with the provisions of this Agreement. The Company shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, or assignee of the operation covered by this Agreement or any substantial part thereof. Such notice shall be in writing with a copy to the Union, at the time the seller, transferor, or lessor executes a definitive agreement with respect to a transaction as herein described.

3.	In the event of a merger of airline operations between the Company and another air carrier the Company will require, as a condition of any such operational merger that provisions be included requiring that the surviving carrier provide for fair and equitable integration of the pre-merger Pilots’ seniority lists in accordance with Sections 3 and 13 of the Allegheny Mohawk LPPs.

4.	In the event of a merger of airline operations, this Agreement shall be considered to be amendable as provided in Section 26 of the Agreement and Section 6 of the Railway Labor Act. Integration of the Pilot groups shall not occur until the Pilot seniority lists are merged pursuant to procedures as described above, and agreement is reached over rates of pay, rules, and working conditions for the post-merger craft or class. Prior to such agreement, the terms and conditions of this Agreement shall continue to apply to the Pilots whose names appear on the Company’s Pilot system seniority list.
J.	General

The following additional requirements shall be applicable in the event of a merger, purchase or acquisition involving the Company, regardless of the identity of the surviving carrier or whether formerly separate operations are to be integrated.
1.	Unless and until any operational merger is finally effectuated, the Union will continue to be recognized as the representative of the pre-merger Company Pilots, so long as such recognition is consistent with the Railway Labor Act and any applicable rulings or orders of the National Mediation Board. Recognition of a post-merger representative shall be governed by the Railway Labor Act and by any applicable rulings or orders of the National Mediation Board.

2.	Subject to applicable securities and other laws and regulations, the Company will review with the union the details of any material agreements relating to successorship transactions in a timely manner, provided that no financial or other confidential business information need be disclosed unless suitable arrangements are made for protecting the confidentiality and use of such information.

3.	In advance of any operational integration, the Company or surviving carrier, if different than the Company, will accept the integrated seniority list accomplished in accordance with Sections 3 and 13 of the Allegheny Mohawk LPPs.

4.	The operations of the Company and those of the other air carrier shall be kept separate unless and until the processes described in paragraphs 2 and 3 above are completed. During such time of separate operations, neither aircraft nor Pilots shall be interchanged without the Union’s written consent

5.	Until the processes described in paragraphs 2: and 3 above are completed, no flight deck crew member covered by this Agreement shall be reduced in status or pay category as an effect of the merger, purchase or acquisition.

6.	During the period of separate operations Pilots on the Company’s system seniority list prior to the merger, purchase, or acquisition shall operate all aircraft on hand at the Company, all aircraft on firm order to the Company and all aircraft acquired by the Company other than as a result of the transaction after public announcement of the acquisition in accordance with this Agreement, provided however that nothing herein shall be construed to prevent fleet reductions which the Company can demonstrate are attributable to economic or other reasons not related to the transaction, or the retirement of existing aircraft in the normal course of business.

7.	The Company or surviving carrier, if different than the Company, shall meet promptly with the Union upon request to negotiate the implementation of the requirements of this section.
K.	Expedited Board of Adjustment Procedures

The Company agrees to arbitrate any grievance filed by the Union alleging a violation of this Section 1 on an expedited basis directly before the System Board of Adjustment sitting with a neutral arbitrator mutually acceptable to both parties. If a mutually agreed upon arbitrator cannot be selected within three (3) days of the filing, an arbitrator will be selected pursuant to Section 20 of this Agreement. The dispute shall be heard no later than thirty (30) days following the submission to the system board (subject to the availability of the arbitrator), and shall be decided no later than thirty (30) days following submission, unless the parties agree otherwise in writing.

SECTION 2
DEFINITIONS SECTION
1.	Active Status — Any Pilot who is not on an approved leave of absence.

2.	Agreement — The Collective Bargaining Agreement between the Company and the Union.

3.	Base — A geographical location where Pilots are stationed from which a Pilot’s duty assignments are calculated to begin and end. A Pilot may have only one base at a time. MIA/FLL airports are considered as a single base (co-terminal). Pilots based in PBI will be considered in their home base for any training in FLL.

4.	Base Month — The month designated in which a Pilot is scheduled to fulfill his annual regulatory qualification requirement, plus or minus one month.

5.	Bid — The Standing Preferential Bid, Monthly Bid, Vacation Bid, and Equipment Bid as set forth in this agreement.

6.	Bid Schedule — A Pilot’s monthly schedule, which may consist of scheduled pairings, training, and/or reserve duty and contractual days off.

7.	Bid Schedule Award — An awarded bidline in accordance with the terms of this agreement, which consists of known pairings, training days, reserve days and/or days off.

8.	Block to Block — The period of time beginning when an aircraft moves under its own power for the purpose of flight and ending when the aircraft comes to rest after landing or returns to the gate.

9.	Calendar Day — Midnight to midnight local base time.

10.	Carryover Pairing — A trip pairing that begins in one bid month and ends in the next month.

11.	Check Event — Any proficiency check, line check, oral examination, or other testing or checking required by the FAA to qualify, re-qualify, or maintain qualification to operate an aircraft in revenue service.

12.	Check Pilot — A Pilot who is designated by the Company and authorized by the FAA to administer a check event.

13.	Composite Bidline — A monthly schedule built by the Company in accordance with the work rules of this Agreement that may consist of pairings, reserve availability days, and days off.

14.	Credit Hour — The hourly unit by which Pilots will be compensated as set forth in this Agreement.

15.	Deadhead — Crewmember(s) flying or taking surface transportation to or from a flight or operational assignment at the Company’s direction.

16.	Displace — The right of a Pilot to occupy the status of a junior Pilot.

17.	Displacement — The process by which one Pilot displaces another Pilot.

18.	Domicile — A specific geographic location that the Company has designated as a base.

19.	Duty Day — A calendar day in which a duty period begins or ends and all calendar days away from base while flying a pairing (including deadheading). Also, any calendar day scheduled for reserve duty or training, or other Company directed business.

20.	Duty Period — The elapsed time from the time a Pilot, is required to report for duty or the actual reporting time, whichever is later, until the time the Pilot is released from duty following the debrief period.

21.	Immediate Family Member — The employee, spouse, dependent children (including legally adopted) under age 21, and parents of the employee.

22.	Inactive Status — A Pilot on an approved leave of absence.

23.	Instructor Pilot — A Pilot who is qualified to conduct training for the Company.

24.	Junior — A less senior or higher seniority numbered Pilot.

25.	Line Pilot — A Pilot who is not a Management Pilot, as described in this agreement, and who is covered by this Agreement.

26.	Line Value — The time value of a Pilot’s completed, scheduled or protected flight time and/or the value of any assignments to training (to include sick leave time when applicable).

27.	Management Pilot — A Pilot who is not a line or instructor Pilot covered by this agreement.

28.	Month — The period starting from the first day of, to and including the last day of each calendar month of the year, except that for Pilot scheduling and pay purposes, January, February, and March will each be considered a thirty (30) day month through the addition of January 31 and March 1 to the month of February. Leap year results in February being a 31-day month.

29.	Monthly Guarantee — The minimum credit hours paid in a contractual month pay period to a Pilot as set forth in this agreement.

30.	On Call — The time period when a Pilot is available for a prospective duty assignment.

31.	Per Diem — The compensation a Pilot receives for incidental expenses, i.e., meals, tips, etc. while away from base in accordance with this agreement.

32.	PIC — Pilot in Command who holds a bid award as a Captain.

33.	Pilot — A Pilot who perform the duties of a PIC or SIC.

34.	Regular bidlines — A Pilot’s monthly bid schedule normally consisting entirely of trip pairings.

35.	Release Time — The time when a Pilot is released from Company duty.

36.	Report Time — The time a Pilot is scheduled to report for duty or the time he actually reports, whichever is later.

37.	Reserve Line — A schedule built by the Company in accordance with the work rules of this agreement which consists of the days a Reserve Pilot will be available for duty and days off.

38.	Rest Period — The period of time between the end of a debrief and the report time of the next trip, training or other Company directed business.

39.	Scheduled Block Time — The scheduled time contained in a pairing that delineates block out and block in times of flight segments.

40.	Scheduled Flight Assignment — An assigned pairing in accordance with this agreement.

41.	Senior — A more senior or lower seniority numbered Pilot.

42.	Seniority Date — The date the Pilot first entered initial ground school training.

43.	SIC — Second in Command who holds a bid award as a First Officer.

44.	Standing Preferential Bid — The method by which a Pilot expresses a preference for vacancies or future vacancies.

45.	Status – The vacancy bid by and awarded to or assigned to a Pilot inclusive of base, seat (Captain or First Officer), and type equipment, e.g., PIC Dash-7, TPA, SIC B-1900, FLL.

46.	Trip Time — A period of time a Pilot is away from his home base as set forth in this Agreement.

47.	Trip Pairing — A series of one or more Flight segments which begins and ends at the same base (a flight between two city pairs). Trip pairings may include deadhead. Trip pairing, trip, and pairing are all synonymous.

48.	Type — The make and model of aircraft equipment.

49.	Vacancy — Unfilled status as the result of expansion or departure of Pilots other than a reduction in force.

50.	Vacation day — A calendar day off free of all duty as a result of an awarded vacation.

SECTION 3
COMPENSATION
A.	General
1.	A Pilot’s total pay, will include regular pay, additional pay, per diem, and other pay, if any.

2.	Pilots shall be paid based on their status in accordance with the hourly rates set forth in the compensation tables in this section.

3.	Pilots shall be compensated in accordance with their last qualified status until operating experience (OE) is commenced, on the higher paying equipment. New rates of pay for status changes, plus any applicable back pay, will be paid on the next regular paycheck.

4.	A Pilot’s regular pay is the greater of his minimum pay guarantee or the sum of the pairing value credit, deadhead pay credit, training pay credit, vacation pay credit, and sick leave.

5.	Pay dates are the fifteenth (15th) and the last day of each month (30th or 31st).

6.	Should a payday fall on a weekend or a holiday, pay shall be issued on the immediately preceding business day.

7	If a Pilot changes status during a bid period his guarantee will be prorated to compensate for the number of days in each status.

8.	A Pilot’s additional pay will include pay for Junior Manning, pay for canceled vacation, and pay for any assignments on days off.

9.	Per Diem will be paid as provided in Section 5.

10.	EYW based Pilots shall receive an override of $3.70 per credit hour effective May 1, 2006; $3.80 effective January 1, 2007; and $3.90 effective January 1, 2008.

11.	Credit hours for carry-over trips from one bid to the following bid will be credited in the bid period during which the hours are earned. Trip time credit earned on a carry-over trip will be credited in the bid period in which the trip is completed.
B.	Pairing Value Credit

A pairing’s value will be computed on a trip pairing basis at the greatest of the following:
1.	Four (4) hours minimum report for each duty period.

2.	If a Pilot’s actual block hours in a given month exceed both the guarantee and his monthly credit, he shall be paid the actual block hours flown.

3.	However, if a Pilot voluntarily gives away a portion of an assigned pairing, he must deduct the segment times dropped from his pairing value credit. The Pilot agreeing to pick up this portion of the pairing will add only that portion picked up to his pairing value credit.
C.	Junior Manning
1.	A Pilot who is Junior Manned will be paid at one hundred and fifty percent (150%) of his hourly rate for the greatest of the following:
a.	Four (4) hours or

b.	The pairing value as computed in Section 3.B.
2.	A Reserve Pilot assigned a trip that carries into a day off, for whatever reason, will be considered to have been Junior Manned, and will receive credit at a minimum of 150% of value.
D.	Open Time on Day Off

A Pilot who picks up open time on a day off (other than that picked up during the line improvement window) will be paid for a minimum of one hundred percent (100%) of the pairing value or four (4) hours, whichever is greater.
E.	Maintenance/Ferry Flights
1.	A Pilot may be required to fly a maintenance or ferry flight. A Pilot will receive four (4) hours or actual flight time, whichever is greater, for maintenance or ferry flights on a day off, and actual flight time if flown or one hour whichever is greater on a day of duty. This time will be added to line value.

2.	A Pilot will be paid one (1) hour or the actual block time of the test flight, whichever is greater, plus the value of any previously assigned trip pairing(s) or the applicable minimum, whichever is greater for all maintenance test flights.

3.	A Pilot will be credited with 15 minutes or actual block time, whichever is greater, for any aircraft ground repositioning.
F.	Minimum Pay Guarantee
1.	The minimum pay guarantee for a pay period is seventy-five (75) hours effective June 1, 2002.

2.	A Pilot available for each scheduled duty period will receive no less than the applicable Minimum Pay Guarantee at the Pilot’s hourly pay rate.

3.	A Pilot on an unpaid leave of absence will have his line value reduced by the value of assignments missed. If the resulting line value is less than Minimum Pay Guarantee, then Minimum Pay Guarantee is decreased to the new line value. This reduced line value may be increased by picking up additional time.

4.	The pay guarantee may be prorated or reduced per Section 6 if a Pilot is unavailable for a portion of the pay period. A missed trip will result in the Minimum Pay Guarantee being adjusted as described in military leave and unpaid leave adjustments. A Pilot who is in training, on sick leave, or on vacation is not considered unavailable and will not have his minimum guarantee prorated.

5.	A Pilot holding reserve or composite lines of flying shall receive pay for the minimum guarantee or credit hours flown, whichever is greater.
G.	Pay Protection
1.	If a Pilot (through no fault of his own) is not in his awarded position within thirty (30) days of the System Staffing Award, he will be pay protected.

2.	A Pilot will be pay protected when a junior Pilot is advanced to his new base and status before a more senior Pilot is advanced to the same base on the same System Staffing Award. This pay protection will be on a one-for-one (1:1) basis. If a Pilot declines training in seniority, he will forfeit eligibility for pay protection. If a Pilot is unsuccessful through no fault of his own, he is eligible for pay protection.

3.	Pay protection will not apply when a junior Pilot from a prior system staffing award is advanced to a base and status before a senior Pilot awarded a later system staffing position.

4.	When a Pilot is reduced in status, he will be down-graded in reverse order of seniority. If a more junior Pilot on the same system staffing award is awarded the same base and is flying a higher status than a more senior Pilot, the senior Pilot will be pay protected on a one-for-one basis.

5.	A Pilot may ask to be down-graded in seniority order. In this case pay protection will not apply.

6.	Pay protection will be calculated from a Pilot’s new system staffing award position.
H.	Holiday Work

All Pilots who work on Thanksgiving or Christmas Day shall receive an extra day of vacation to be added to the following calendar year.
I.	Compensation Tables
1.	Captains, Turbo Prop, 19 Seats or Less

Longevity	05/01/06	01/01/07	01/01/08
1	$31.74	$32.70	$33.68
2	$33.16	$34.15	$35.17
3	$34.58	$35.61	$36.68
4	$36.00	$37.08	$38.19
5	$37.41	$38.53	$39.69
6	$39.11	$40.28	$41.49
7	$41.94	$43.20	$44.50
8	$44.22	$45.54	$46.91
9	$46.48	$47.88	$49.31
10	$47.62	$49.05	$50.52
11	$48.75	$50.21	$51.72
12	$50.21	$51.72	$53.27
13	$51.72	$53.27	$54.87
2.	First Officers, Turbo Prop, 19 Seats or Less

Longevity	05/01/06	01/01/07	01/01/08
1	$17.92	$18.46	$19.01
2	$19.32	$19.90	$20.50
3	$20.44	$21.05	$21.68
4	$21.84	$22.49	$23.17
5	$22.96	$23.65	$24.36

3.	Captain, Turbo Prop, 20 to 39 Seats

Longevity	05/01/06	01/01/07	01/01/08
1	$38.17	$38.93	$39.71
2	$39.29	$40.08	$40.88
3	$40.97	$41.79	$42.63
4	$42.94	$43.80	$44.68
5	$45.19	$46.09	$47.01
6	$49.29	$50.77	$52.29
7	$50.17	$51.67	$53.23
8	$52.50	$54.08	$55.70
9	$54.83	$56.48	$58.17
10	$56.00	$57.68	$59.41
11	$57.17	$58.88	$60.65
12	$58.33	$60.08	$61.88
13	$59.50	$61.28	$63.12
14	$60.66	$62.48	$64.36
15	$61.83	$63.68	$65.60
16	$63.68	$65.60	$67.56
17	$65.60	$67.56	$69.59
18	$67.56	$69.59	$71.68
4.	First Officers, Turbo Prop, 20 to 39 Seats

Longevity	05/01/06	01/01/07	01/01/08
1	$21.83	$22.48	$23.15
2	$23.24	$23.93	$24.65
3	$25.22	$25.98	$26.76
4	$26.36	$27.15	$27.96
5	$28.62	$29.48	$30.37
6	$29.48	$30.36	$31.27
7	$30.61	$31.53	$32.48
8	$31.74	$32.70	$33.68

5.	Captain, Turbo Prop, 40 to 50 seats

Longevity	05/01/06	01/01/07	01/01/08
1	$46.03	$46.95	$47.89
2	$48.28	$49.24	$50.23
3	$49.40	$50.39	$51.39
4	$50.80	$51.81	$52.85
5	$51.93	$52.97	$54.03
6	$55.13	$56.78	$58.49
7	$56.00	$57.68	$59.41
8	$57.17	$58.88	$60.65
9	$59.50	$61.28	$63.12
10	$60.96	$62.79	$64.67
11	$62.42	$64.30	$66.22
12	$63.99	$65.91	$67.89
13	$65.27	$67.23	$69.25
14	$66.50	$68.50	$70.55
15	$67.49	$69.51	$71.60
16	$69.51	$71.60	$73.75
17	$71.60	$73.75	$75.96
18	$73.75	$75.96	$78.24
6.	First Officers, Turbo Prop, 40 to 50 seats

Longevity	05/01/06	01/01/07	01/01/08
1	$21.83	$22.48	$23.15
2	$23.24	$23.93	$24.65
3	$25.22	$25.98	$26.76
4	$26.36	$27.15	$27.96
5	$28.62	$29.48	$30.37
6	$29.48	$30.36	$31.27
7	$30.61	$31.53	$32.48
8	$31.74	$32.70	$33.68

SECTION 4
ALCOHOL/DRUG TESTING
A.	Testing Occasions
1.	Random Testing
a.	All Pilots will be subject to random drug and/or alcohol testing to the extent required by applicable federal regulations.

b.	The Company may conduct random drug and/or alcohol testing of Pilots any time just before, during, or just after a trip pairing. A Pilot undergoing drug and/or alcohol testing will, for the purpose of Federal Aviation Regulations relating to duty time and minimum rest, be deemed to be on duty until the testing collection process is completed.

c.	Following positive verification of identification using photographic identification, or identification by a Company representative, Pilots selected for random drug and/or alcohol testing will be given notice prior to conducting the test. The Pilot will be advised that refusal or failure to immediately report and to provide the required urine and/or breath specimen will result in termination of the Pilot’s employment.
2.	Post Accident Testing
a.	Post accident drug and/or alcohol testing of Pilots will be required when the Vice President Right Operations, the Vice President Employee Relations or the Chief Operating Officer determines that an event has occurred which constitutes an aircraft “accident” as defined in applicable federal regulations and the Pilot’s performance contributed to the accident and/or his performance can not be completely discounted as a contributing factor to the accident.

b.	Pilots who are required to submit to post accident testing will do so as soon as possible after the accident. If unusual circumstances result in a delay of the testing, the Pilot(s) must remain readily available for alcohol testing for up to eight hours after the accident or otherwise may be deemed by the Company as having indicated a Refusal to Submit to alcohol testing. Pilots must remain readily available for drug testing for up to thirty-two (32) hours after the accident or otherwise may be deemed by the Company as having indicated a Refusal to Submit to drug testing. The crew will be provided with a hotel room if alcohol or drug testing cannot be conducted within two (2) hours after the accident.

c.	If the Pilot has incurred significant physical injury in the accident, medical treatment will take priority over drug and/or alcohol testing.

Drug and/or alcohol testing shall be accomplished as soon as possible after necessary medical aid has been rendered.
3.	Reasonable Cause Drug Testing

When reasonable cause exists, based on observable and objective criteria, to believe that a Pilot is using drugs prohibited by applicable federal regulations, the Vice President Flight Operations, Vice President Employee Relations or the Chief Operating Officer may require that the Pilot submit to drug testing. Reasonable cause must be established by direct observation of two (2) management officials, one of whom may be a management designee, and one of whom must be trained in detecting the indications of drug use The two officials must substantiate and concur in the decision to recommend that the Pilot be tested. Once the determination is made, the testing will be done promptly. Reports and observations must be documented.

4.	Reasonable Cause Alcohol Testing

When reasonable suspicion exists, that a Pilot is using alcohol in a way prohibited by federal regulations, the Pilot shall be tested in accordance with FAA regulations. Reasonable suspicion will be based on a reasonable and articulable belief that the Pilot is using alcohol on the basis of specific contemporaneous physical, behavioral, speech, body odors, appearance or performance indicators of alcohol use. The Vice President Flight Operations, Vice President Employee Relations or Chief Operating Officer may require that the Pilot submit to Breath Alcohol Testing (B.A.T). The decision to alcohol test a Pilot will be based on indicators obtained or observations made during, just proceeding or just after the period of the work day that the employee is performing, ready to perform or available to perform safety-sensitive functions. The test shall be administered within eight (8) hours following the determination to conduct such a test.
B.	Drug Testing Procedures
1.	Specimen Collection
a.	The Company may elect to have collections services performed by a third party agency.

b.	Collection and shipment of urine specimens for drug testing shall be in accordance with applicable federal regulations.

c.	Urine specimens shall be split.

d.	If testing of the first half of the specimen yields a confirmed negative result, the Company shall require that the second half of the specimen be destroyed.

2.	Drug Testing Laboratories

Drug testing will be performed only at laboratories certified by the National Institute of Drug Abuse.

3.	Medical Review Officers
a.	The Company shall designate the Medical Review Officer (MRO). The MRO will be a licensed medical doctor who has knowledge of substance abuse.

b.	The MRO shall perform his responsibilities in accordance with applicable federal regulations.
4.	Re-Testing

A Pilot may submit a written request to the MRO for re-testing of a sample of the urine specimen producing a Verified Positive Drug Test result, provided such request is made not later than 72 hours after receipt of the Verified Positive Drug Test result.
a.	A Pilot may make one written request that a sample of the specimen (as split) be provided to another DHHS-certified laboratory for testing. The split sample cannot be re-tested at the original laboratory.

b.	The Laboratories shall follow Chain of Custody Procedures.

c.	The Pilot shall pay the cost of the additional test and all handling and shipping costs associated with the transfer of the specimen to the laboratory.

d.	The Pilot’s removal from a safety-sensitive function shall not be stayed pending the re-test results.

e.	If a second specimen (which must also be split) was provided at the time of the original collection, the Pilot may request that the second sample also be tested. At the Pilot’s option and expense, the second sample will be tested at a different NIDA certified laboratory.

f.	To the extent that is practically feasible and does not conflict with applicable federal regulations, a Pilot who has been notified of a confirmed verified positive result may elect to have the specimen(s) DNA tested at the Pilot’s expense. DNA testing will only be done at accredited forensic laboratories, which have been certified through the American Association of Blood Banks, the American Society of Crime Laboratory Directors or a laboratory that follows the technical working group for DNA analysis methods. All specimen transfer shall be done in accordance with applicable federal regulations.

g.	Should the test of either the split portion of the initial specimen or the second specimen be negative, then the test shall be considered to be negative. Similarly, should the DNA testing establish conclusively that either specimen is not that of the Pilot, the test shall be deemed to be negative.
5.	Positive Drug Tests
a.	After receiving a confirmed positive, but before verifying that result, the MRO will make all reasonable attempts to contact the Pilot (including, if necessary requesting that the Vice President Flight Operations direct the Pilot to contact the MRO) to discuss the test result.

b.	Following the discussion with the Pilot and any other appropriate inquiry the MRO will determine whether to verify the test result.

c.	In the event that the MRO verifies the confirmed positive result, he shall in addition to any other duties, refer the matter to Gulfstream International Airline’s Vice President Employee Relations, who shall notify the Vice President Flight Operations and the Chief Operating Officer.
C.	Alcohol Testing

Testing for alcohol shall be conducted in accordance with applicable federal regulations by appropriately certified personnel. The Company shall not be obligated to preserve breath specimens for re-testing. A Pilot who has been informed that he has tested positive for alcohol at a concentration of 0.02 or higher may request that a blood alcohol test be administered. Such testing must be administered as soon after the breath test as is reasonably possible, but no later than two (2) hours after the Pilot has been notified of his positive alcohol test results.

D.	Consequences of a Verified Confirmed Positive Drug Test
1.	Inadvertent Ingestion
a.	Inadvertent and unknowing ingestion of any drug of abuse (or its metabolite) shall not be grounds for discipline.

b.	The burden of proving inadvertent and/or unknowing ingestion rests upon the Pilot.
2.	Illicit Drugs
a.	Except as described in paragraph D.1. above, on his first such occasion, a Pilot who has a verified confirmed positive drug test, shall be given the following options:

i.	Voluntary resignation without eligibility for rehire.

ii.	Termination for cause.
E.	Consequences of A Positive Alcohol Test
1.	When a Pilot’s breath alcohol test indicates an alcohol concentration between 0.02 and 0.039, he shall be re-tested no sooner than fifteen (15) minutes from the administration of the initial test. If the second test also indicates an alcohol concentration between 0.02 and 0.039, the Pilot shall not be permitted to resume flight duties until either eight hours have elapsed since the original test, or his breath alcohol test indicates an alcohol concentration of less than 0.02. If the second test indicates an alcohol concentration below 0.02, the test shall be considered negative, and the Pilot shall be permitted to resume flight duties.
a.	Alcohol screening test or an alcohol confirmation test whose concentration is .02 or greater, will be removed from his position and subject to discharge for the first offense
2.	If a Pilot’s breath alcohol test indicates an alcohol concentration of 0.04 or greater, he shall be given the following options:
a.	Voluntary resignation without the eligibility for rehire, or

b.	Termination for cause
F.	Voluntary Rehabilitation

A Pilot who has not had a verified confirmed positive drug test result or a breath alcohol test indicating an alcohol concentration of 0.04 or greater, may enter voluntarily into any FAA approved drug and/or alcohol rehabilitation program, including any such program recommended by Gulfstream’s EAP. A Pilot who has voluntarily entered into a rehabilitation program pursuant to this Part shall be entitled to use any accumulated sick leave to the extent needed to complete the rehabilitation program. Upon completion of the formal rehabilitation program and appropriate certification by the FAA, the Pilot shall assume the bid position to which he is otherwise entitled by the terms of this Agreement.

G.	Refusal or Failure to Cooperate

A Pilot who refuses or fails to cooperate in any drug or alcohol test as mandated by applicable federal regulations or by this Agreement, or in any rehabilitation related testing by refusing to provide a breath or urine specimen, or a breath or urine specimen of sufficient quantity, will be withheld from service without pay pending investigation. If the investigation fails to find a valid medical reason for the Pilot’s failure to cooperate, or in the case of an insufficient specimen if a medical evaluation determines that there was no genuine inability to provide the required specimen, he shall be terminated.
H.	General
1.	Consistent with applicable federal regulations and Paragraph A.1.c, above, a Pilot will be permitted to notify the Union regarding any matter concerning this Section as soon as possible.

2.	In the event that the Pilot requests, or applicable federal regulations require, that a blood test be accomplished, the drawing of the blood shall only be done by a trained, qualified, medical professional, and only in a clinical setting.

3.	It is the parties intent that this Section be and remain in full compliance with all applicable federal laws and regulations. In the event that any portion of this Section is found not to be in compliance with such laws and regulations, or if later amendments to existing laws and regulations or new laws and regulations are adopted which are not consistent with the provisions of this Section, the parties will meet and confer regarding changes necessary to bring the Section into compliance.

4.	A Pilot may not consume alcohol within eight (8) hours of scheduled report time.

SECTION 5
EXPENSE
A.	Accommodations
1.	A Pilot will be provided suitable single-room accommodations on all scheduled or unscheduled overnights, including any unscheduled overnight at the Pilot’s base. “Unscheduled overnights” are those required by the Company or by operational considerations. Criteria used for hotel selection are security, cleanliness, distance from the airport, alternate food service, and cost. Hotels will be selected by the Company in consultation with the Union.

2.	If a layover exceeds four (4) hours the Company will provide a day room (single-occupancy).

3.	During operational emergencies beyond the control of the carrier (hurricanes, etc.), and when single room accommodations are not available, Pilots may be required to share hotel rooms. In the event that this section is invoked by the Company, the Company will pay the affected crew members for the Company’s cost of the daily hotel rate.
B.	Transportation

Transportation will be provided to and from the layover facility. If suitable eating facilities are not available at the lodging facility, transportation will be provided between place of accommodation and eating facilities.

C.	Per Diem
1.	A Pilot will be paid a per diem allowance of $1.35 per hour (fractions will be prorated) for assignments commencing on May 1, 2006. Thereafter, per diem rates shall be increased every January by $0.05 for each successive year of the collective bargaining agreement.

2.	A Pilot will receive zero per diem for 0 to 9 hours on duty. Pilots will receive per diem from report time to release time in base for flying, training, or other duty greater than nine (9) hours.

3.	Per diem will be included in the first payroll check of the following month, and will encompass all per diem owed for the previous month.
D.	Training

A Pilot assigned to training at a place other than his current base will be provided lodging, transportation, and per diem, as specified above, from the time the Pilot is required to travel to training until he arrives back at his base.

E.	Special Assigned

A Pilot who is special assigned will be provided lodging, transportation and per diem from the time the Pilot is required to travel to report for special assignment until the Pilot is released from duty and has returned to his base.

F.	Beverages

The Company will provide bottled water or available water fountains at all domestic crew bases.

G.	Moving Expenses
1.	Pilots who meet one of the following conditions are eligible for moving expenses.
a.	As a displaced Pilot, he is unable to hold his present base, or status.

b.	Opening of a new Pilot base and he accepts a six month (6) lock.

c.	As a displaced Pilot, due to a base closure.
2.	Moving Benefits

Eligible Pilots will be given TDY status at their new domicile until given scheduled work days off as follows:
a.	three consecutive days off for intra-state moves.

b.	five consecutive days off for interstate or international moves.

c.	Mileage at the rate recognized by the Internal Revenue Service (currently 32 cents/mile per vehicle) for moving up to two (2) vehicles from the Pilot’s current domicile to his new domicile. Mileage shall be determined by AAA data.
3.	A Pilot awarded a permanent base who is subsequently displaced from that base will be given seven hundred and fifty ($750.00) dollars allowance for the hardship.
H.	Parking

The Company will pay for airport parking of a Pilot’s personal automobile at his base, or at any base the airline has service, or at an airport that the Company requires for operational purposes, including any base he may have been temporarily transferred. Pilots are required to park in long-term economy parking in order to be reimbursed for parking. If monthly parking permits are available, the Company will direct pay the appropriate airport, one base only.

I.	Other

A Pilot will be reimbursed for necessary additional expenses when special operational situations arise. Receipts verifying the expenses must be submitted within thirty (30) days of incurring the expense. The Company will make timely reimbursements to the affected Pilots.

SECTION 6
SCHEDULING
A.	Bid Periods
1.	Bid Periods for scheduling, bidding, and pay are established as follows:

January	30 days	Jan 1-30
February	30 days	Jan 31-Mar 1
March	30 days	Mar 2-31
April	30 days	Apr 1-30
May	31 days	May 1-31
June	30 days	Jun 1-30
July	31 days	July 1-31
August	31 days	Aug 1-31
September	30 days	Sep 1-30
October	31 days	Oct 1-30
November	30 days	Nov 1-30
December	31 days	Dec 1-31

*	Leap Year will make February a 31 day bid period.
2.	The Company will consult with the Union before changing any of these bid periods. Any change will be included in the Pilot Bid Package and will in no way affect the monthly guarantee.
B.	Pairing Construction Rules
1.	Except for duty periods including stand-up overnights, duty periods shall not exceed fourteen (14) hours without the approval of the Union Scheduling Committee.

2.	Trip pairings that include a stand-up overnight will be constructed with no more than 15 hours and 15 minutes (15:15) of duty. These pairings will be built with a minimum of six (6) hour layover, measured from block in to block out, and with a maximum of three (3) segments preceding the layover and one (1) segment following the layover. These pairings will have a minimum pay value of four (4) hours.

3.	Trip pairings that include a stand-up overnight will be limited to freight forwarding service performed by the Company.

4.	Trip pairings (except for duty periods including stand-up overnights) will normally provide for no less than fifty percent (50%) Pilot productivity.

5.	Trip pairings will not be constructed with more than eight (8) segments in a duty period without the approval of the Union Scheduling Committee. (Nine (9) segments for a BE-1900)

6.	A trip pairing shall consist of one (1) or more duty period(s). A trip pairing shall commence and terminate at the Pilot’s base.

7.	Trip pairings with scheduled service will not include scheduled flying between 0100 and 0400 without the approval of the Union Scheduling Committee.
C.	Line Construction Rules
1.	Lines will be built to approximate an average of between seventy-four (74) and one hundred (100) scheduled block hours, with the exception of reserve lines. The Company will advise the Union when the lines have to be constructed above one hundred (100) hours due to staffing considerations.

2.	Lines will be constructed to include as many similar quality pairings or the best possible matching of similar quality pairings and to maximize days off.

3.	The number of carry-in days will be determined by the number of days in any pairing that operates from the previous bid month into the new bid month. The longest pairing carrying-in from the previous bid period will run consecutively from the first day of the month in the current bid period.

4.	Trip pairings at the end of a bid period that carry into the following bid period will be flown to completion regardless of the new line award.

5.	Duty Day Crossover. For the purposes of pay, day off restoration, and scheduling, pairings scheduled to crossover from one calendar day to the next, but terminate prior to 0100 hours at the home base, will be considered completed in the calendar day the duty period was originated.

6.	All lines will have a minimum of eleven (11) calendar days off. Reserve lines will be constructed with a maximum of nineteen (19) days of duty in a thirty (30) day bid period and a maximum of twenty (20) days of duty in a thirty-one (31) day bid period.

7.	Except for the first and last days of the bid period, all lines will be constructed to provide two (2) calendar days off at the home base during any seven (7) consecutive calendar day period.

8.	Lines shall be constructed to leave no more than five percent (5%) open time at the completion of line construction for any bid period.

9.	Lines shall be constructed to reflect seniority.
D.	Staffing
1.	A sufficient number of Pilots will be staffed to cover known flying, vacation, known sick leave, scheduled training, Company related business and known leaves of absence. Reserve complement will be maintained on a system-wide basis for each separate equipment type at no less than ten percent (10%) of the number of regular lines.

2.	If for any bid period the Company fails to staff any equipment type with the reserve complement required by the preceding paragraph, then for that bid period any open time picked up in that equipment type within seventy-two (72) hours of scheduled departure will be paid at one hundred fifty percent (150%) of the otherwise applicable rate.

3.	In addition to the provisions of the preceding paragraph, any Pilot junior manned in an equipment type not staffed for the bid period in question with the reserve complement required by paragraph D.1. of this Section, will be given an extra vacation day (in addition to Junior Manning pay) or each instance in which the Pilot is junior manned during that bid period.
E.	Bidding
1.	Bidding Sequence
a.	Each Pilot will be furnished a bid package at least six (6) days prior to the close of each bid. The bid package shall include all lines, all remaining open time, any available vacation time for the individual Pilot, the bid closing dates and times, and the opening and closing dates and times for the open time window.

b.	The monthly bid will be posted for at least six (6) days. It will not close before 0900 LT on the 16th of the month preceding the bid period without prior notice to the Union Scheduling Committee.

c.	All bids will close at 0900 LT on the date indicated on the bid package.

d.	Bid results will be posted no more than twelve (12) hours after bid closing time.

e.	Transition/Adjusted Awards and remaining open time will be posted at least ninety-six (96) hours prior to the beginning of the bid period.

f.	After posting the adjusted awards, lineholders may bid remaining open time during the line improvement window open from seventy-two (72) hours prior to the beginning of the bid period to twenty-four (24) hours prior to the bid period. At least initially, selections during this line improvement window will be made on a first come first serve basis. The exact timing and procedure for this line improvement window will be established by Crew Planning in consultation with the Union Scheduling Committee.
g.	Once the Line Improvement Window provided in the preceding paragraph closes, Pilots may pick up open time on a first come-first awarded basis.

h.	If there are insufficient bidders to cover all the open time flying, the remaining open time will be awarded to the senior Pilot(s) who has indicated to crew scheduling that he is available for open time trips on that day. The Pilot may elect to bypass the open time trip when called by crew scheduling. In such case, crew scheduling will call the next senior Pilot.

i.	Official posting of the bids and bid awards will be on the bulletin board adjacent to the Scheduling Dept. in the FLL Hangar. Date and time of posting will be noted on the posting. Postings should also be faxed to each domicile and posted on the Company website.
2.	Military Drill
a.	Advanced written notice of all military leave (except “weekend” drills) must be given to the Director of Operations at least thirty (30) days prior to the effective date of the bid period in which the military leave begins. Military reservists shall indicate on their bid sheet the two (2) dates of their monthly “weekend” duty and should make every reasonable effort to bid schedules which have them off on these two (2) days. If it is necessary for the Company to remove a military reservist from a trip to allow him to attend a weekend drill, the Company will assign a replacement trip or RA days on other days in the bid period equal to the number of days on which trip(s) were removed.

b.	Upon request, the Pilot will supply the identity of his unit, his Commanding Officer’s name and the length of his obligation.

c.	The Pilot will notify his Chief Pilot thirty (30) days prior to the affected bid period of the Pilot’s impending military commitment.
3.	Failure to Bid
a.	A Pilot who does not bid before bid closing, fails to bid sufficient choices, or bids incorrectly will be awarded the lowest numerical regular line or reserve line of time which remains unassigned after all more senior Pilots have been awarded a line.

b.	A Pilot must notify crew planning of any error in his bid award within twenty-four (24) hours after the posting of the bid awards and must provide a dated copy of his bid to crew planning.
4.	Eligibility for Monthly Bidding
a.	A Pilot is eligible to bid a monthly line of time if he is (i) qualified and current or (ii) has completed or will complete all required training before the bid award. [Note: IOE is considered part of “training.”]

b.	A Pilot staffed in his new base who is not projected to complete training before bid closing will be assigned a line in his awarded base upon completion of training. A Pilot’s seniority will determine his status as either lineholder or reserve. The Company is not required to construct a line unless there are at least fifty-five (55) hours of open time available in the Pilot’s new base and status.
5.	Low Time Pilots (Pilots with less than one hundred (100) hours in type) will be restricted from flying together as required by FARs and subject to any FAA waiver for new equipment. In the event that two Low Time Pilots have bid the same line, the Captain will be awarded the bid.

6.	Emergency rebuilding/rebidding of lines. Under catastrophic circumstances, all lines may be re-built for the balance of the bid period. If there is insufficient time to re-bid the lines, Pilots shall fly the replacement trip pairings within the affected pattern according to the provisions of this Section. A Pilot’s new line shall include the same number of duty days and the same number of days off. Rebuilding shall be accomplished in consultation with the Union Scheduling Committee.
F.	Line of Time Adjustment Rules
1.	Once awarded, a line of time may be adjusted only because of vacation, jury duty, leave of absence, training, military service, carry-in time, projected or actual FAR legality problems, or other reason set forth in this subsection 6.F.

2.	Adjustment(s) may be made to a line of time only during the Adjustment Period (the period between announcement of initial bids results and the posting of adjusted awards).

3.	Adjustments will honor seniority and preserve line continuity, working conditions and days off.

4.	Changes to a line of time for training after the Adjustment Period may be made only in accordance with the provisions of this subsection 6.F.

5.	A Pilot scheduled for a pairing operating during the Change-Over Period (the first five (5) days of the bid period) may either be assigned a replacement pairing or a combination of pairing(s) and/or RA days on originally scheduled duty days.
6.	Any adjustment to a line of time during the Change-Over Period must include one (1) 24-hour period off at the Pilot’s base in any seven (7) consecutive calendar day period. Every effort will be made to provide one (1) calendar day off during any seven (7) consecutive calendar day period.

7.	A Pilot’s adjusted line of time (regular or reserve) must have at least eleven (11) days off during the bid period. Any Carry-In Time shall be applied to the next month’s line value.

8.	A Lineholder who has a pairing conflict during the change-over period (the first five (5) days of the bid period) or an FAR legality problem due to his flying over the previous bid month may have the awarded line adjusted only during the first seven (7) days of the bid period as provided in paragraph 6.F.9. below. The adjustment must be limited to the original line value plus or minus two and one-half block hours. A Pilot may request his line value not be adjusted up and the request will be granted if staffing permits. If the Pilot requests that his line value not be adjusted up, he will then accept the corresponding reduction of line value and Minimum Pay Guarantee.

9.	A line of time requiring adjustment due to FAR limitations or for pairing conflict will be adjusted only during the first seven (7) days of the bid period in the order of priority stated below:
a.	On originally scheduled duty days using:
(1)	The most productive trip pairing(s) available or

(2)	RA Day(s).
b.	On originally scheduled duty days extended one (1) calendar day using:
(1)	The most productive trip pairing(s) available or

(2)	RA Day(s).
c.	If unable to comply with priority 9.a. or 9.b., above, due to FAR limitations or trip conflicts, the adjustment will be made within the same number of duty periods elsewhere in the seven (7) day period using:
(1)	The most productive trip pairing(s) available or

(2)	RA Day(s).

10.	Military Leave Adjustment
a.	Any Pairing(s) in conflict with a Drill Weekend, other Military Duty or Military Leave will be removed from that Pilot’s line of time and be placed in open time.

b.	The Pilot’s line value will be reduced by the value of the Pairing(s) removed from his line of time. If the resulting line value is less than minimum pay guarantee, then the minimum pay guarantee will be decreased to the new line value. If the original line value is below the minimum pay guarantee, then both line value and minimum pay guarantee will be reduced by the value of the trip(s) dropped.

c.	A Pilot may request to remain on the portion of his trip before his military reserve days. He may also request that he be placed back on the remaining portion of this trip following the military duty. This can only occur at a point where the trip transits the Pilot’s domicile. The request must be made by the Pilot to Crew Scheduling. Line Value will only be reduced for the portion of the trip not actually flown. If necessary, Minimum Pay Guarantee will be adjusted. If due to irregular operations, the Pilot does not transit his base as scheduled, he may be removed or replaced from his trip when it does transit his base, if he still so desires.

d.	A Reserve Pilot’s Minimum Pay Guarantee will be decreased by one nineteenth (1/19) of the applicable reserve Minimum Pay Guarantee for each day lost due to Drill Weekend, other Military Duty or Military Leave in a thirty (30) day bid period and one twentieth (1/20) in a thirty-one (31) day bid period.

e.	When a military reservist is awarded a line which conflicts with his weekend drill obligations, his line will, be adjusted in accordance with Section 6.F.10.b.

f.	A Pilot will not be charged Military Leave nor have his Pay Guarantee reduced for Military Duty which occurs on days off.
11.	Approved Leave Adjustment

Any Pairing(s) in conflict with any other approved leave will be removed from the Pilot’s line of time and placed in open time A Pilot on unpaid leave will have his Minimum Pay Guarantee and line value adjusted as described above in Section 6.F.10.b. No other adjustments may be made to a Pilot’s awarded line of time when he is on approved leave unless requested by the Pilot.

12.	Vacation Adjustments
a.	A Pilot will receive three (3) hours pay and credit for each day of vacation or the value of the trips missed for each vacation period, whichever is greater.

b.	A Pilot will not be responsible for trips in conflict with a vacation period. The value of trips lost due to vacation will be deducted from the Pilot’s line value. A Pilot who does not move his vacation will be guaranteed and paid at least the minimum monthly guarantee.

c.	A Pilot may request that he remain on the portion of his trip before his vacation, or that he be placed back on the portion of his trip following his vacation. The Pilot will be allowed to leave/rejoin his bid trip when the trip transits the Pilot’s domicile. Line Value will only be reduced for the portion of a trip not actually flown. Requests of this nature must be submitted to Crew Planning. If due to irregular operations, the Pilot does not transit his base as scheduled, he will be removed from his trip at his request.

d.	A Pilot may move his vacation three (3) days by giving notice to Crew Planning no later than seventy-two (72) hours after the initial bid is posted. The request will be considered and granted if staffing permits.
i.	If the movement of vacation will not cause it to crossover from one bid period to the next (unless already so doing), then the Pilot will be granted the move unless extraordinary circumstances exist.

ii.	If the movement of vacation results in a loss of trips greater than the loss resulting from the vacation as originally scheduled and the loss (including credit of the vacation days) drops the Pilot’s line value below the minimum guarantee, then the Pilot will be entitled not to the minimum guarantee but to the reduced value.
13.	Vacation Adjustment for Reserve Pilots
a.	A Pilot on reserve will receive three (3) hours pay and credit as applicable for each day of vacation.

b.	Minimum Pay Guarantee will be adjusted in the same manner as for a Lineholder Pilot. See Section 6.F.12.b.

c.	Days off will be adjusted according to the number of days in the bid period not scheduled for vacation. See Section 6.F.19. below. If this adjustment requires a reduction of days off, then moveable days will be removed before immovable days.

14.	Training Adjustments
a.	Any Pairing(s) in conflict with training will be removed from the Pilot’s line of time and placed in open time.

b.	A Lineholder will receive training pay of four (4) hours for each day of training, the value of trips missed, or the value of trips actually flown (I.O.E.), whichever is greater. This will be added to line value.

c.	If scheduled training is canceled after bid award adjustments are completed, the Pilot will be subject to reassignment in accordance with Section 6.O.

d.	A Pilot who is scheduled for training for the full bid period will receive an eighty (80) hour line value. A Pilot scheduled for training that is less than the full bid period will be paid as in Section 6.F.14.a., above. If training is extended, delayed or canceled, he will be paid the greater of his line value or Minimum Pay Guarantee. If scheduled training is canceled after bid award adjustments are completed, the Pilot will be assigned a line by Crew Scheduling as specified in Section 6.E.4.b.

e.	A Pilot will be responsible for flying all trips on his line that he is legal to fly that do not conflict with his scheduled training.

f.	A Pilot’s total training pay plus the projected bid period flying not in conflict with his scheduled training may be adjusted up as specified in Section 6.F.14.b, above.

g.	If a Pilot receives less than eleven (11) days off in a bid period (including days off in training), he must contact Crew Scheduling for line modification to ensure a minimum of eleven (11) days off. If any pairing(s) is/are dropped due to line modification, the Pilot will be protected for the trip(s) and subject to trip reassignment and/or the assignment of RA days.
15.	1000/1200 Hour Adjustment
a.	A domestic Pilot who flies in excess of 250/300 hours per calendar quarter may be subject to adjustment by Crew Scheduling. The Pilot will be contacted before the adjustment.

b.	An International Pilot will be monitored month to month on a revolving twelve (12) month period to avoid exceeding 1000/1200 hours.

16.	Jury Duty

A Lineholder summoned for jury duty will not lose pay for trips missed as a result of the jury duty. The Pilot may be given RA days or a trip on days originally scheduled to fly that do not conflict with the jury duty.

17.	Reserve Conversion Lines
a.	A Reserve Line may be converted. Every effort will be made to preserve original days off, but original days off are not guaranteed. Days off must satisfy the provisions of this Section and Section 8 (Hours of Service) after the assignment of open trips and RA days. A Pilot may request specific days off for a reserve conversion line and they will be granted, if practicable, on a seniority basis. Requests must be submitted to the Crew Planning office as designated on the bid packet cover letter.

b.	Reserve Conversion Lines will be assigned in seniority order to Reserve Pilots who indicated a preference for such lines on their bid.

c.	Once a Pilot has indicated a preference for an RC line, it is his responsibility to verify his award. If no Pilot bids conversion lines, these lines may be assigned to Reserve Pilots in reverse order of seniority.

d.	The minimum Reserve Pilot requirement in base status may not be decreased as a result of building reserve conversion lines.
18.	Adjustments for Trip Cancellations
a.	Adjustments may be made for trip cancellations. A Lineholder will receive pay and credit either for the Line as bid or for actual trips and duty, whichever is greater. Union agrees to modify pairing cancellations for named storms only. In the case of named storms, a line holder’s pairing(s), which are cancelled due to a named storm, will be reduced by fifty percent of the value of the cancelled flight(s). Such reduction will not cause the credit hours to fall below the 75-hour monthly minimum guarantee. The named storm exception applies only to pilots who were scheduled to fly pairing(s) that were cancelled as a direct result of the named storm. Any pilot who reports to work during a named storm is not considered a named storm cancellation and will be paid in accordance with the normal cancellation provision.

b.	Adjustments will be made during the adjustment period with trip assignments and/or RA Days only on originally scheduled duty day(s). Open time will be added to the new line value that is a result of the adjustment.

c.	In no case will a Pilot be paid less than Minimum Pay Guarantee when his line value is decreased due to cancellations and he is available for a full bid period.
19.	Days Off

When a Pilot’s availability during a bid period is reduced due to vacations by Reserve Pilots, leave of absence or military leave, his days off will be prorated to the following table:

Days Available	Days Off
1-2	0
3-4	1
5-7	2
8-10	3
11-13	4
14-16	5
17-19	6
20-22	7
23-25	8
26-28	9
29-31	11
G.	Trip Trades
1.	Open Time Trades
a.	There is no limit on the number of trip trades.

b.	All trades with open time must be in accordance with FAR’s and be within base and status.

c.	A Pilot cannot trade with open time if the trade will reduce his line value more than five (5) hours.

d.	Trip trades involving pairings that transit two (2) bid periods must meet the trip trade parameters for the current month and, if the Adjustment Period has been completed, for the next month.

e.	Crew Scheduling will approve a trade unless it compromises safety, violates FAR’s, violates the provisions of this subsection, or reduces reserve coverage below an acceptable level.

2.	Trip Trades Between Pilots
a.	Pilots may trade trips. The trade must be in accordance with FARs and be within base and status. Crew Scheduling must be informed of any trade at least eighteen (18) hours prior to the earliest trip, provided that Crew Scheduling will have discretion to allow trip trades between Pilots with less notice.

b.	Reserve Pilots may trade equal sets of reserve days off provided neither Pilot will be on reserve more than six (6) consecutive days as a result of the trade. Crew Scheduling must be informed of any such trade at least eighteen (18) hours prior to the earliest day involved.

c.	A Pilot may trade RA days, for trips on the same days provided the trips do not adversely affect the Pilot’s availability on other scheduled RA days.

d.	A trip trade will be approved that places a Pilot below minimum base rest. However, the Pilot will not receive a hotel room.

e.	Trip trades will not be accepted between bid award and transition award.

f.	Trip trades must be pairing-for-pairing (i.e., pairings may not be split).

g.	Crew Scheduling will approve a trade unless it violates FARs, compromises safety, or violates the provisions of this subsection.
H.	Rules for Lineholder RA/RX days
1.	RA Days
a.	An RA Day is a reserve day assigned to a Lineholder during line construction, in consultation with the Union Scheduling Committee, during the adjustment process or in building reserve conversion lines. Eighty percent (80%) of the total lines constructed in each base will not contain reserve days.

b.	Any trip pairing assignment must begin between 0500 and 2130 LT (except for freight — 2300). In the case of multiple RA Days, multiple day trips may be assigned.

c.	If a reassignment given on any RA Day interferes with the origination of the next trip pairing in the Pilot’s line of time, the loss of the subsequent trip pairing(s) may require the Pilot to:
i.	Deadhead to his layover or next station to complete his assigned trip pairing, or

ii.	Be assigned RX Days.
2.	RX Days

An RX Day will be placed on a Pilot’s line of time when a loss of time results in trip protection or when a cancellation decreases a Pilot’s line value more than five (5) hours below pay guarantee.
a.	Phone liability begins three hours (3:00) before the original pairing departure time on an RX day or the first of a series of RX days. Phone liability ends at original pairing termination on an RX day or the last of a series of RX days. Phone liability between these times is continuous.

b.	No RX assignment may extend into days off without the Pilot’s consent.

c.	If a day off is lost, the Pilot will be paid for the day off lost or have the day off restored (not both). A Pilot may, however, ask to be released in advance. Any such release must be approved by Crew Scheduling. If the release reduces the Pilot’s line value below the guarantee, he will be paid only the reduced guarantee.

d.	A pairing scheduled to operate as one (1) duty period over two (2) calendar days (on all night flight series) will have only one RX day assigned on the second calendar day of the original pairing. If no reassignment is made, a Pilot will be released from RX duty in time to obtain proper crew rest for his next scheduled assignment.
3.	On both RA and RX days, a Pilot must be able to report to an assigned pairing no later than two (2) hours after the Pilot is actually informed of the assignment.
I.	Rules for Utilization of Reserve Pilots

Reserve Pilot assignments will be made in compliance with the following criteria.
1.	Reserve Pilot Days Off and Duty Free Periods
a.	No Reserve Pilot will be required to be telephone available during an FAR rest period or days off.

b.	A Reserve Duty Day where no assignment occurs does not constitute a twenty-four (24) hour period free from duty or a day off.

c.	If due to irregular operations, a Reserve Pilot flies into a day off, Crew Scheduling will roll the scheduled day off.

d.	A Reserve Pilot requesting a leave of absence may move scheduled days off into the leave period to accommodate leave days.

e.	All days off in a Pilots line of time are immovable without the approval of the Pilot.
2.	Reserve Pilot Assignments
a.	A Reserve will be assigned after consideration of the following factors, listed in order of importance.
i.	Prevent flying into a scheduled day off.

ii.	Maximize utilization of available duty periods.

iii.	Assignment on a first-in, first-out (FIFO) basis.

iv.	Equalization of duty periods assigned. This will be subject to lineholders picking up open time up to twelve (12) hours before a scheduled departure.
b.	If a Reserve Pilot’s line value is within four and a half (4.5) hours of his minimum pay guarantee, the Company may elect to release him for any or all of his scheduled reserve days in the remainder of the bid period (with no adjustment in minimum pay guarantee), except that the Reserve Pilot shall not be released for a single day, other than his last day, without his consent. A Reserve Pilot whose line value is within four and a half (4.5) hours of his minimum pay guarantee who has not previously been notified regarding release from remaining scheduled reserve days must contact Crew Scheduling no earlier than 1600 LT nor later than 2200 LT on the day prior to his scheduled reserve block to determine whether he has been released. Should he not be released, he shall receive four (4) hours times the scheduled reserve days in the remainder of the bid period from which he is not released.
3.	Reserve Pilot Availability
a.	Each Reserve Pilot will provide Crew Scheduling with a current, local phone contact before the bid period begins.

b.	A Reserve Pilot must be phone available continuously while on call pending assignment. A Reserve Pilot may be on a beeper or on a release approved by Crew Scheduling. A Reserve Pilot on a beeper must respond within fifteen (15) minutes from the time he is beeped. Notification starts at the time a Pilot is beeped.

c.	While on reserve, a Reserve Pilot must be within two (2) hour(s) (by ground transportation) of the base airport at which he is staffed.

d.	Reserve duty is continuous, except a Reserve Pilot may not be assigned a trip pairing with a report time earlier than 0600 LT following a day off, vacation or training.

e.	Reserve Duty terminates at 2230 LT, with phone availability ending at 1930 LT, prior to a Day Off, vacation or training.

f.	A trip assigned to a Reserve Pilot will be considered available for pick up by a Lineholder until twelve (12) hours before scheduled departure. Reserve Pilots who have been assigned a trip pairing are still considered Reserves and are not limited to that trip pairing.

g.	A Reserve Pilot must contact Crew Scheduling before leaving the airport at the end of his assigned trip pairing. If Crew Scheduling does not have an assignment for the Pilot, he is released from duty.
4.	A Reserve Pilot will not be permitted to pick up open time. However he may make himself available to fly during his days off by notifying Crew Scheduling. Time picked up during days off will be added to line value.

5.	A Reserve Pilot assigned a trip pairing that carries into a new month will be required to complete that trip even though he is a lineholder in the new month.

6.	When two (2) Captain Reserves are used for the same trip, the more senior Captain will determine who will fly in the left seat.

7.	When operational requirements require the assignment of a Pilot from another base, Crew Scheduling will make the assignment considering two (2) additional factors:
a.	Assignment from the closest base which has sufficient Pilot resources to cover out-of-base assignments.

b.	Equalization of duty periods assigned among Reserve Pilots within the base(s) and satellite(s) in the selected grouping.
8.	Airport Standby Duty

Airport Standby. Duty is limited to freight operations only and airport standby is limited to five (5) hours. An assigned pairing must have a scheduled departure within that period. If no scheduled departure is assigned within the five (5) hour period, the Pilot must be released for at least the length of a base rest period.

9.	A Reserve Pilot who is sick will have his sick leave bank reduced by one nineteenth (1/19) of his Minimum Pay Guarantee for each Reserve Day missed during a thirty (30) day bid period and one twentieth (1/20) for a thirty-one (31) day bid period.

10.	A Reserve Pilot may be assigned a twenty-four (24) hour break to provide schedule compatibility from month to month.
J.	Open Time
1.	Open Time consists of those Pairings and broken Pairings which remain unassigned after the published bid awards. Once a trip pairing is assigned to, or picked up by a Lineholder, it is no longer available.

2.	After adjustments are completed, a Line Improvement Window will be available as provided in Section 6.E.1.e., above, to allow lineholders to pick up and trade open time in their base. Opening and closing dates and times for the open time window will be noted in the bid package.

3.	Open Time Pick-Up. A Pilot may pick up open time if he is qualified and current, it does not jeopardize any scheduled trip pairing(s), and complies with FAR requirements. Open time will be paid at 100% of line value.

4.	Open Time Pick-Up Away from Base. A Pilot may not request open time at a base other than his staffed base more than twenty-four (24) hours prior to the scheduled departure time of the pairing. Hotel and passes will not be provided.

5.	A Pilot may pick up time in his base in a lower status, provided he is qualified. The Pilot’s trip will be paid at 100% of the pay rate applicable to the status flown.
K.	Rules for Assigning Remaining Open Pairings
1.	Remaining open time within base and status will be assigned in the following order:
a.	To a lineholder on RA status within base.

b.	To a lineholder on RX status within base.

c.	To an available reserve within base.

d.	To any available reserve.

e.	To a Reserve Pilot below his current status.

f.	In seniority order to available lineholders who have indicated that they desire to be Junior Manned.

g.	Offered to a reserve on immovable days off.

h.	Junior Man a lineholder in reverse order of seniority within base.

i.	Reassign a lineholder in accordance with Section 6.O.4.

2.	Junior Manning will be implemented for open trip coverage only when:
a.	Priorities a through h, have been exhausted and

b.	Within twenty-four (24) hours of scheduled departure time.
3.	Even though a Pilot has been Junior Manned to an open trip, that open trip remains available for pick up until twelve (12) hours prior to its departure.
L.	Junior Manning
Junior Manning is the mandatory assignment of a lineholder (in reverse order of seniority). He must be available and legal to fly an open trip pairing that cannot be covered by the application of Section K.1.a-g, above. The following rules apply to all Junior Manning assignments:
1.	A lineholder who would not receive one (1) calendar day off in his base in seven (7) consecutive calendar days as a result of Junior Manning will be bypassed in the first attempt at coverage.

2.	A lineholder who will be required to drop a trip pairing which will generate an additional Junior Manning requirement will be bypassed in the first attempt at coverage.

3.	Should a lineholder be required to drop a trip pairing as a result of Junior Manning for FAR legality or trip pairing conflict, he will be assigned an RX day and pay protected.

4.	All assignments made under the provisions of this section will be fully documented by Crew Scheduling and forwarded to the Vice President of Flight Operations within twenty-four (24) hours. An information copy will be forwarded to the affected Pilot by facsimile upon request.

5.	A lineholder who is Junior Manned and has no trip pairing FAR legality conflict will fly the balance of his awarded line of time as scheduled.

6.	Crew Scheduling, when implementing these provisions, must clearly state to the Pilot that he is being Junior Manned.
M.	General
1.	It is the responsibility of a Pilot who is unable to report for duty to notify Crew Scheduling as far in advance as possible giving the reason for his inability to report.

2.	A Pilot is not required to keep Crew Scheduling advised of his whereabouts during days off and while on vacation.

3.	It is the Pilot’s responsibility to immediately notify Crew Scheduling of any suspected or actual FAR legality problems.

4.	A lineholder Pilot must contact Crew Scheduling as soon as possible whenever illness will prevent fulfilling his scheduled assignment. He will be expected to fulfill his next scheduled assignment, unless Crew Scheduling is advised the illness will result in an extended absence. A Reserve Pilot will call in daily to report an illness.

5.	It is a Pilot’s responsibility to be thoroughly familiar with his schedule and report for all trip pairings assigned. When schedules are altered, Crew Scheduling will actively attempt to notify the Pilot of an adjustment. It is also the Pilot’s responsibility to attempt to determine his schedule obligations for the new bid period.

6.	It is the responsibility of a Pilot who believes he may have a FAR legality problem to bring it to the attention of Crew Scheduling. Crew Scheduling may not assign, nor may a Pilot accept, any duty which would result in violation of FAR’s.

7.	If due to recurrent training requirements, total days off are reduced below eleven (11) for the month, the Pilot will notify Crew Scheduling. Crew Scheduling will ensure that the Pilot receives a minimum of eleven (11) days off during the month. This may require bid line modification.

8.	All Pilots will ensure that Crew Scheduling and the Chief Pilot are provided with a current phone contact before the bid period begins.

9.	Where compensation or day(s) off is stated, days off must be mutually agreed upon between the Pilot and Crew Scheduling.
N.	Check-In Procedure
1.	It is the Captain’s responsibility to call Crew Scheduling at show time if the First Officer or Flight Attendant are not there. If the Captain is not present at show time, it is the First Officer’s responsibility to notify Crew Scheduling.

2.	If a no show call is received, Crew Scheduling will attempt to call the Pilot(s). If unable to reach the Pilot(s), a replacement Pilot will be assigned to the trip pairing. The replacement Pilot will not be replaced by the original Pilot unless the replacement Pilot can be contacted and prevented from reporting to the airport.

3.	If two (2) Pilots are assigned and report for a trip pairing, the Pilot whose bid line, as published in the monthly bid package, contains the Pairing will fly the trip. In any other event the senior Pilot will have the option of flying the trip pairing. The Pilot not flying will immediately contact Crew Scheduling for reassignment or release.

4.	Crew Scheduling will generate each day the computer move-up list of trip pairings with crew assignments. Each domicile operations will post these lists on the crew bulletin board.
O.	Rules For Reassignment
1.	A Pilot reassigned will be paid the value of either the originally scheduled trips or the value of the trips actually flown, whichever is greater.

2.	Reassignment Before Pairing Origination Report
Any reassignment must comply with the following limitations:
a.	The reassignment may not be scheduled to interfere with the next scheduled calendar day off in the Pilot’s line of time without the Pilot’s consent.

b.	The reassignment is restricted to the same number of days as existed in the trip pairing(s) the Pilot lost. If the Pilot’s assigned schedule consists of One-Duty-Period Pairings on successive days, he may be given a combination of multiple and/or single duty period reassignments over those same days.

c.	If the reassignment is scheduled or actually interferes with the origination of the next trip pairing in the Pilot’s line of time, the loss of the subsequent trip pairing(s) will not, subject him to further reassignment. The Pilot will be required to pick up the balance of flying when the pairing transits his base, or deadhead to his layover station to complete his assigned pairing.
3.	When a Pilot assigned to a line of time loses a pairing or originating portion thereof, which appeared in his assigned line of time, due to illegality, being out of position, cancellation, consolidation or equipment substitution, he may be assigned or reassigned by Crew Scheduling as follows:
a.	If advised before reporting, Crew Scheduling may exercise one of the following options:
i.	Give him a flight assignment which is scheduled to depart no earlier than two (2) hours before the scheduled departure time of the trip lost and which falls within the limitation specified in Section 6.O.2.a., above.

ii.	Require him to deadhead to his layover station or next station to continue his assigned pairing.

iii.	Place him on RX Day(s), during the days he was scheduled to fly for the trip pairing lost.

b.	If advised of the loss of his assigned flying after reporting to the airport, Crew Scheduling will immediately release the Pilot or exercise one of the following options within two (2) hours of scheduled report time
i.	Require him to deadhead to his layover or next station to continue his original pairing.

ii.	Give him another flight assignment which falls within the limitations of Section 6.O.2.a. above.

iii.	Place him on RX Day(s) (after being given a legal base rest) on the day(s) he was scheduled to fly the trip pairing lost. Any subsequent assignment under this provision must fall within the limitation of Section 6.O.2.a. above.
4.	Reassignment After Pairing Origination
a.	After departing on his scheduled trip, a lineholder may be reassigned, irrespective of the fact that his flight(s) are operating, provided that the reassignment is scheduled to return him to his base on the same calendar day as the original trip or if the reassignment occurs on the last day of the original pairing, within twenty-four (24) hours of his originally scheduled arrival. The reassignment may not extend into the calendar day following the day of the Pilot’s originally scheduled arrival unless no reserves are available and such reassignment is necessary to protect the integrity of the schedule. When a Pilot is required to extend into the calendar day off following his originally scheduled arrival he will receive pay equal to the Junior Manning premium for all flying which extends beyond the scheduled termination of his originally scheduled pairing or have the day off restored.

b.	A Pilot may be reassigned to remain at a city to fly an aircraft which has been delayed due to mechanical or weather problems. The Pilot must return to his base within twenty-four (24) hours of the time his initial assignment was scheduled to return him to his base. The assignment may not depart for the purpose of returning him to his base more than twelve (12) hours into his calendar day off, unless no reserves are available and/or the Pilot cannot be replaced. When a Pilot is required to extend into the calendar day off following his originally scheduled arrival he will receive pay equal to the Junior Manning premium for all flying which extends beyond the scheduled termination of his originally scheduled pairing or have the day off restored.

c.	A Pilot assigned a charter or ferry trip pairing that requires a revision may be required to complete the revised itinerary to an on-line station.

d.	If reserves are unavailable or there is insufficient time to assign them, a lineholder may be reassigned to the pairing if it complies with the limitations stated in this paragraph. A lineholder who is reassigned after pairing termination will be paid as if he was Junior Manned.

e.	Whenever a loss of flying occurs during pairing operation, it will be the Captain’s responsibility to contact the appropriate Crew Scheduler for potential reassignment.
5.	Reassignment during Severe Weather Awareness Program (SWAP) Implementation
a.	For purposes of reassignment during SWAP procedures, a Captain whose crew has lost flying due to irregular operations may be instructed to keep his entire crew together for a period not to exceed five (5) hours past the crew’s original scheduled departure time.

b.	To assure immediate response to Crew Scheduling, Captains may report to the “Field Command Post” (Pilot Crew Room) for assistance as hotlines are available.
6.	Lost Days Off Options
a.	If a day off is lost, the Pilot will be paid for the day off lost or have the day off restored (not both).

b.	The Pilot must notify Crew Scheduling of his choice within twenty-four (24) hours of the completion of the assignment. If he does not, the Pilot will be paid, as described in this Section, for the lost day off. He may not later request that the off day be restored.

c.	If the Pilot’s choice is to be paid for the lost day off hours four (4) pay or scheduled pay on the day off, whichever is greater, will be added to his line value.

d.	If the Pilot’s choice is to have the day off restored, he will submit four (4) choices within the current bid period. Crew Scheduling will make every effort to accommodate the Pilot’s choice(s). Bid line modification may be required, but line value and minimum pay guarantee may not be decreased.

e.	For purposes of pay and restoration of a day off only, a day off is considered lost when the reassignment is scheduled to arrive one (1) hour into a Pilot’s calendar day off.

f.	A Pilot cannot pick up a trip on the restored day off.
P.	Duty Rig
A duty rig of one hour of line value credit for every two hours of actual or scheduled duty day period, whichever is greater will be applied to all single day pairings.

SECTION 7
DEADHEADING
A Pilot is “deadheading” when he is traveling at Company direction. When deadheading, a Pilot will be provided a positive space pass (must ride) by teletype or other electronic authorization. Pilots shall receive 75% pay and credit for surface deadheading and 100% pay and credit for flight deadheading. Deadhead will be credited and paid at scheduled block, when traveling on a Company operated flight or when traveling on another airline.

SECTION 8
HOURS OF SERVICE
A.	Duty Time
1.	A Pilot shall not be scheduled or rescheduled to be on duty for more than fourteen (14) consecutive hours.

2.	Actual duty may be extended to sixteen (16) hours if a series of flights exceed fourteen (14) hours because of weather delays, mechanical delays or delays that are caused by a third party.

3.	Even though a Pilot may be scheduled legal under the FARs and in conformance with the limitations contained in this policy, he has an obligation to advise the Company that he is of the honest opinion that fatigue will result or safety will otherwise be compromised if he operates as scheduled or rescheduled. Such advice should be furnished to Crew Scheduling at the earliest possible and practical time to allow for the least possible interference with the service of the Company. This is also true whenever the Company requests a Pilot to do something outside the normal limitations of this policy. Such Company requests should be declined by the Pilot whenever the Pilot is of the opinion that fatigue will result or safety will otherwise be compromised.
B.	Rest Period
1.	Minimum rest periods must comply with the FARs.

2.	Scheduled minimum rest at the Pilot’s crew base is eleven (11) hours, from termination of debrief to report. Scheduled minimum rest at outstations is nine hours and fifteen minutes from termination of debrief to report. Actual rest periods may be reduced to B.1 above as a result of weather delays, mechanical delays, or ATC delays.

3.	A Pilot released from duty will receive at least the minimum rest.

4.	All operations will be scheduled in accordance with FAR Part 121 Flight Time Regulations regarding seven-day and calendar month flight limitations as of 1/1/2000.
C.	Report and Release Times
1.	Report times will be sixty (60) minutes before scheduled departure time at a base and forty-five (45) minutes at an out station.

2.	Release times will be fifteen minutes (00:15) after block in or upon completion of any duty assigned by the Company, whichever is later. There will be no debrief for deadhead flights.

SECTION 9
FILLING OF VACANCIES
A.	Staffing
1.	The Company will determine staffing requirements for each bid period at least sixty (60) days in advance. Staffing requirements will be published fourteen (14) days prior to a system bid close.

2.	System staffing awards if constructed will be executed at six (6) month intervals and may be executed more often at the Company’s discretion. The results of the system bid shall be posted ten (10) days after the bid closes. The effective date of any award shall not be more than twelve (12) months from the posting of the award.

3.	If a Pilot disagrees with the published results of the final system staffing award, he must file a written appeal with the Vice President of Flight Operations within ten (10) days. A corrected, final system staffing award will be issued after the appeals are considered. Any subsequent appeal is limited to the most recent changes to the award.

4.	A Pilot will not be awarded any position unless he meets the FAR requirements for aeronautical experience to obtain the required certificates.

5.	A Pilot will maintain a “Standing Preferential Bid on File.” The most current seniority list will be published by the Company, in conjunction with the monthly bid.
B.	Procedural Mechanics for Executing a System Staffing Award
1.	Each staffing award will begin with the most senior Pilot on the Gulfstream International Airlines Pilot seniority list.

2.	If not under an equipment freeze, the Pilot will be awarded any vacancy.

3.	If the Pilot is entitled to seniority displacement, he may exercise his rights under Section 9.D.3. below.

4.	If the Pilot is involuntarily displaced, he may exercise his rights under Section 9.D., below.
C.	Filling of Vacancies
1.	A Pilot may change base, and/or status by filling vacancies or through displacement rights using his system seniority and standing bid on file.

2.	A pilot who completes training on an equipment type as the result of a system staffing award, will be frozen in that or like equipment for a period not to exceed twelve months commencing on the effective date of the staffing award or the completion of training, whichever is sooner. During that time, he will be considered a non-eligible Pilot. A Pilot who is frozen in his current equipment will be considered an eligible pilot when he meets any of the following conditions:
a.	Is upgrading from first officer to captain.

b.	Is bidding jet equipment, as long as the Company is accepting deliveries of or has firm orders for jet equipment.

c.	Is bidding a new equipment type in the system.

d.	Is bidding a defined equipment type being introduced or reintroduced to his base.

e.	Is displaced.

f.	The pilot’s equipment freeze will end prior to the posting date of the results of the system bid.
3.	A Pilot’s standing bid on file should reflect his choices in order of preference.

4.	A Pilot not advanced by the effective date of the bid, who resides within three hundred (300) miles of his newly awarded base with proof of residence, will be afforded the following out of base benefits until such time as he is staffed in his awarded base:
a.	As of the effective date of the bid, positive space passes between the Pilot’s newly awarded base and his current staffed base.

b.	Effective date of the bid, hotel accommodations to meet the Pilot’s bid period schedule.

c.	Effective date of the bid, per diem from the origination of the Pilot’s first trip to the Pilot’s last trip during the bid period.
3.	For the purposes of this Section, the effective date of a Pilot’s newly awarded base and status shall be considered the effective date of the bid pursuant to which the Pilot was first awarded his currently awarded base and status, unless he was awarded a different base and/or status on an intervening bid.

4.	Proof of residence must be submitted to the Chief Pilot with the request for benefits.

5.	Bidding of Vacancies
a.	An eligible Pilot shall be awarded a vacancy according to seniority.

b.	A Pilot under an equipment freeze shall be awarded a vacancy on present or like equipment according to seniority.
D.	Displacements
1.	A Pilot is displaced when he loses his base or status.

2.	A Pilot who is displaced will be awarded any base and status which he has bid and is entitled to in accordance with his seniority.

3.	A more senior Pilot, in eligible status, may elect to be displaced rather than a more junior Pilot being involuntarily displaced.
a.	A Pilot who elects seniority displacement will be entitled to the benefits of Section 5.G. (Moving Expenses).
4.	A Pilot who does not bid sufficient displacement choices will be assigned his present equipment in the next lower status in his current base. If the Pilot’s seniority does not permit that assignment, the Company may assign him subject to his current qualifications.
E.	Base Trades
Pilots qualified in the same equipment type and status on a given award may trade bases. The proposed trade will be submitted in writing to the Vice President of Flight Operations and will be posted at each base for fourteen (14) days. The trade will become effective after fourteen (14) days if no Pilot senior to the most junior Pilot requesting the trade submits a valid objection. When posting a base trade the following information must be included for both Pilots: Pilot’s name, seniority number, equipment, base, status and the final date for objections. All objections must be in writing to Crew Planning. For an objection to be valid the objector must be qualified in the same equipment type with the same status on a given award and is willing to make the trade. The most senior Pilot to file an objection will be awarded the position. Pilots involved in base trades will not be entitled to the benefits of Section 5.G. (Moving Expenses).
F.	Base Closure
If a base closes, a Pilot awaiting staffing on different equipment will be assigned in system seniority, based on the Pilot’s preference and the needs of the Company. The duration of the displacement assignment will be limited to the effective date of the Pilot’s system staffing award. A displaced Pilot will bid his seniority within the assigned base. He will be given all the travel, per diem, and lodging benefits of a special assigned Pilot unless he is advanced to his awarded base.

G.	Initial Assignments
1.	Initial assignments to new hires will be made based on preference, in seniority order, from positions available to that class. A new Pilot will be given four (4) days from completion of I.O.E. to relocate to his initial assignment.

2.	An initial assignment is not a special assignment. If a new hire Pilot is flying in his assigned base and is later assigned to another base, he will then be special assigned.
H.	Special Assignments
1.	Special assignments will only be made to fill short term staffing requirements or unfilled temporary staffing positions.

2.	Involuntary special assignments will be made in reverse system seniority among all qualified Pilots considering all bases where staffing exceeds requirements.

3.	A Pilot on special assignment will bid his system seniority within the base of assignment.

4.	A special assigned Pilot will have his line of time adjusted after the bid awards to preserve eleven (11) calendar days free of duty at his home base.

5.	Special assigned Pilots will receive:
a.	Hotel accommodations required to meet the bid period schedule. Hotel reservations will be made through Crew Scheduling.

b.	Per diem from scheduled departure from the Pilot’s home of record until scheduled arrival at the Pilot’s home of record after completion of his duty.

c.	Pay for positioning between the Pilot’s current base and the assigned base per Section 7 (Deadheading).

d.	Positive space passes to and from the Pilot’s permanent base.

SECTION 10
FURLOUGH AND RECALL
A.	Furlough
1.	All furloughs will be in reverse order of seniority. Pilots to be furloughed will be given thirty (30) days written notice of furlough, or pay in lieu thereof, except in cases of emergency, strikes, acts of God, or other causes beyond the control of the Company. Written notifications will be sent Certified Mail, marked “Deliver to Addressee Only.”

2.	Before a furlough takes place, Company Leaves of Absence will be offered to all Pilots, in seniority order, to minimize the effects of a reduction in force.

3.	When a Pilot is furloughed, he will be paid for vacation time accrued but not taken.

4.	A furloughed Pilot is eligible to continue certain insurance benefits through COBRA. These insurance benefits will be at the Pilot’s expense. COBRA benefits are available for a maximum period of eighteen (18) months.

5.	A Pilot who is furloughed will retain seniority, but not accrue longevity during his furlough.

6.	In the event of a furlough, GTA students will be limited to no more than 30% of total scheduled First Officer flight time as determined by each monthly bid packet.
B.	Recall
1.	Recall will be offered in seniority order by sending a written recall notice marked “Deliver to Addressee Only” via certified mail to the address on file with the Vice President of Flight Operations.

2.	After delivery of a recall notice, a Pilot will have ten days to notify the Company in writing that he is accepting recall or is electing to bypass. A Pilot may bypass recall without forfeiting his seniority rights provided there is a furloughed Pilot junior to him on the seniority list. A Pilot who elects to bypass is not eligible for pay protection. He will return (in seniority order) only as vacancies occur. A Pilot who accepts recall will have fourteen (14) days after acceptance of recall to report for duty from furlough.

3.	A Pilot on furlough status will retain his seniority under this Agreement until (1) the Pilot fails to accept recall or bypass as provided in this Section or (2) the Pilot has not been recalled from furlough within five (5) years. In either event, the Pilot will be removed from the seniority list and will not be entitled to recall.

4.	A Pilot who is recalled from furlough can use his system seniority to bid on available vacancies. Any Pilot recalled from furlough will be guaranteed at least ninety (90) days of employment or pay. A Pilot who is on a paid status after recall and release can be immediately recalled while he is on paid status. If the Pilot declines an immediate recall, he will be considered to have abandoned his job.
C.	Address
A furloughed Pilot shall have on file with the Vice President of Flight Operations the address to which he desires notice of recall to be sent. The Company will be deemed to have complied with its obligations under this Section by sending such notices to that address.

SECTION 11
VACATIONS
A.	Vacation Accrual
1.	The following schedule of vacation accrual will be effective during calendar year 2000 and each subsequent calendar year for vacation taken in calendar year 2001 and thereafter:
a.	Seven (7) days during the calendar year in which the Pilot first becomes employed, accrued pro rata at the rate of seven twelfths (7/12ths) of a day per month.

b.	Fourteen (14) days during the second through sixth calendar years of employment, accrued at the rate of fourteen twelfths (14/12ths) days per month.

c.	Twenty-one (21) days during the seventh through tenth calendar years of employment, accrued at the rate of twenty-one twelfths (21/12ths) days per month.

d.	Twenty-eight (28) days during the eleventh and each subsequent calendar year of employment, accrued at the rate of twenty-eight twelfths (28/12ths) days per month.
2.	Vacation is accrued based on active service and to the extent provided in Section 18 for approved leaves of absence.

3.	During any vacation bid as provided in Section 11.C through F below, a Pilot shall be entitled to bid all vacation accrued and which would be accrued through the end of the year assuming continuous service. In making this calculation, any fraction of a day shall be rounded up to the next highest whole number.
B.	Vacation Pay
A Pilot will receive three (3) hours of pay and credit or the value of trips missed, whichever is greater, for each vacation period.
C.	Vacation Periods
1.	Vacation will be awarded in seven (7) day increments called “Vacation Periods.” Vacation Periods will start with the 1st Monday in January and will be numbered 1 through 52.

2.	A Pilot may move his vacation period plus (+) or minus (-) three (3) days as provided in Section 6.

D.	Bidding Process
1.	The bidding process will begin on October 1st and will be completed by November 30th of each year. Crew Planning will publish the vacation days available to each Pilot and the number of slots available for bid in each base and status for each vacation period before October 1st. The total number of slots for each base and status must be sufficient to allow each Pilot to bid his vacation in full. If any discrepancy is noted, Crew Planning should be notified in writing within ten (10) days. The remaining available vacation entitlement for each Pilot and the remaining available slots for each vacation period will be posted as part of the results for each cycle.

2.	The bidding process will be divided into three (3) cycles: primary, secondary, and tertiary. The dates for bidding and posting results are as follows:

Cycle		Opens	Closes	Posted

a.	Primary	October 1	October 21	October 28

b.	Secondary	October 29	November 7	November 14

c.	Tertiary	November 15	November 24	November 30
3.	All bidding cycles begin at 0001 LT and end at 2359 LT on the dates listed. A Pilot may submit his bids to the Company by mail, fax, or other electronic means.
E.	Bidding For Vacation
1.	A Pilot shall bid for vacation in status as specified in the last system staffing award prior to October 1.

2.	Vacation may be bid during the first three cycles only in seven (7) day increments. Any remaining vacation of less than seven (7) days may be selected during the first come/first served period or carried over to the next year at the Pilot’s option. When bidding for more than one (1) vacation period, the periods must be consecutive. If one of the periods is not available, then that vacation bid will not be awarded.

3.	For each cycle a Pilot may submit one or more choices. Each choice shall specify the number of (continuous) seven (7) day increments and the beginning period for the choice. Any partial period may be bid during the first come/first served period or carried over to the next year, at the Pilot’s option.
F.	Awarding Bids
1.	Vacation shall be awarded by seniority during each cycle. The results for each cycle, including all remaining available vacant slots, shall be posted as provided in Section 11.D.1.

2.	After the award of the final bidding cycle, a Pilot may choose from available vacation periods on a first come, first served basis for a period of seven (7) days following the posting of results. If after the close of the tertiary cycle not enough vacation slots remain to allow Pilots to choose all remaining vacation, crew planning will publish additional available vacation periods. Any full seven (7) day increment(s) of vacation remaining unawarded after the first come/first served period shall thereafter be assigned by crew planning. Any vacation of less than seven (7) days shall be carried over to the next year.

3.	A Pilot who does not bid before bid closing or fails to bid sufficient choices, will be bypassed on that vacation bid and will be assigned a vacation period starting with the latest date available on the tertiary bid awarded to the most senior affected Pilot.
G.	Vacation Cancellation
1.	Before any vacations are canceled, Crew Planning will ask for volunteers who are willing to change their vacation. If there are not enough volunteers, Pilot vacations will be canceled in reverse order of seniority. If a vacation is canceled, a Pilot will be given at least thirty (30) days advance notice unless he agrees to a shorter notice.

2.	If a Pilot’s vacation is canceled, he will have the following choices:
a.	Choose a vacation, in seniority order, from time available or made available in the remainder of the year of the cancellation.

b.	Choose to have the canceled vacation time added to his next year’s vacation.

c.	Elect to be paid for the canceled vacation at the status he held at the time the vacation was originally scheduled. A Pilot who elects payment for vacation will be paid over and above any other pay received for that bid period.
3.	If a Pilot’s vacation has been canceled and he has incurred non-refundable expenses (i.e., deposits, etc.), the Company will reimburse the Pilot for those expenses.
H.	Vacation Trades
Pilots within the same status may trade vacations in seven (7) day increments by notifying crew planning of the trade prior to the first of the month preceding the first vacation period affected by the trade.

I.	General
1.	A Pilot will be paid for vacation at the rate of pay for the status and equipment in which he is qualified or pay protected at the time the vacation is taken or paid.

2.	When a Pilot changes status, he may have his awarded vacation taken to the new status.

3.	A Pilot who leaves employment or retires will be paid for all vacation bid or accrued which has not been taken.

4.	Vacation days accrued under policies in effect prior to the effective date of this agreement shall be carried over to a Pilot’s vacation bank.

5.	A Pilot may carry-over any accrued and unused vacation days to the next calendar year. However, a Pilot’s vacation bank may not exceed twenty-one (21) calendar days.

6.	A Pilot may, in lieu of taking vacation days, receive compensation for accrued vacation in any calendar year.

SECTION 12
PHYSICAL STANDARDS SECTION
A.	Medical Standards
The medical standards required of a Pilot shall be those established by the FAA, including its waiver policy. Each Pilot must maintain a first class FAA Medical Certificate, but First Officers may obtain such Medical Certificates every twelve (12) months.
1.	If a Pilot fails a medical examination, he must notify the Company’s Vice President of Flight Operations within twenty-four (24) hours. A Pilot who fails to qualify for a first class medical certificate, but who is able to qualify for a second-class medical certificate, may continue to fly for the Company as a First Officer at a First Officer’s pay rate, provided that such practice is permitted by the FARs.

2.	A Pilot who fails an FAA medical examination may be required to take a physical from an FAA medical examiner designated by the Company.
B.	Medical Examinations
1.	If the Company has reasonable cause to question a Pilot’s ability to perform his duties safely, it may require a Pilot to submit to an examination or medical test in addition to those required by the FAA regulations. When an additional medical examination is required, the Pilot will be notified in writing of the reason. The examination may be by a Company-designated physician, and the Pilot will be furnished with a copy of the physician’s report. The cost of such a Company-required examination or test shall be paid by the Company.

2.	Such a Pilot will be removed from flight status with pay until the date of the fitness for duty examination scheduled by the Company. However, a Pilot who fails to attend the scheduled examination will be removed from pay status unless the Company has agreed in advance to a later date.

3.	Should the Company’s doctor(s) determine that the Pilot is unable to perform the duties required of him, the Pilot shall thereafter be entitled to use accrued sick leave. Should the Pilot thereafter dispute the findings of the Company doctor(s) he may request a final resolution under the medical review process defined below.
C.	Medical Review Process
Any Pilot who does not meet the minimum FAA or Company medical standards, or who disagrees with the results of a Company medical evaluation may, at his option, have a review of his case in the following manner:

1.	He may within seven (7) days of receipt of the medical evaluation employ a second qualified medical examiner of his own choosing, and at his own expense, for the purpose of conducting a medical examination for the same purpose as the original medical examination.

2.	A copy of the findings of the medical examiner chosen by the employee shall be furnished to the Company within fifteen (15) days. In the event that such findings verify the findings of the medical examiner employed by the Company, no further medical review of the case shall be afforded.

3.	In the event that the findings of the second medical examiner chosen by the employee disagree with the findings of the medical examiner employed by the Company, the Company will, at the written request of the employee (within seven (7) days of such disagreement) ask that the two (2) medical examiners agree upon and appoint a third, qualified and disinterested medical examiner, preferably a specialist, for the purpose of making a further medical examination of the employee.

4.	The neutral medical examiner shall then, as soon as practicable, make a further examination of the Pilot in question and the case shall be settled on the basis of his findings. Copies of such medical examiner’s report shall be furnished to the Company and to the Pilot as soon as practicable.

5.	The expense of employing the neutral medical examiner and the reasonable travel and lodging expenses directly related to such an examination shall be borne equally by the Pilot and the Company.

6.	If it is determined by the neutral medical examiner that the Pilot has continuously met the medical standards established in Paragraph A, above, any sick leave credit used by the Pilot during the time the Pilot was involuntarily removed from flying will be restored to the Pilot’s sick leave account. In addition, the Pilot will be made whole for all losses of pay and benefits incurred as a result of being removed from flying until his return, and his record relating to such removal will be expunged, as permitted by law.

SECTION 13
SICK LEAVE
A.	Accrual
A Pilot will accrue sick leave at the rate of four (4) hours each month to a maximum of one-hundred and twenty (120) hours. Accrual of sick leave will continue while on paid sick leave, vacation, and, to the extent provided in Section 18, during leaves of absence. The amount of accrued sick leave shall be reported to each Pilot individually on a monthly basis.
B.	Usage
1.	A Pilot is entitled to use sick leave when he is unable to work because of illness or injury.

2.	A Pilot may draw from his sick leave account to receive more than the applicable guarantee up to his line value during any single pay period, only if he had more than one hundred twenty (120) sick leave hours at the beginning of the bid period. A Pilot with less than one hundred twenty (120) sick leave hours at the beginning of the bid period may draw from his sick account only those hours necessary to restore him to the applicable guarantee. A Pilot’s sick leave account will be charged only for those hours actually paid as the result of the use of sick leave.
a.	When a Lineholder is unable to fly scheduled pairings, he shall be paid as though he flew the pairings and his accrued sick leave will be reduced by the number of scheduled hours missed per the limitations of B.2. above.

b.	When a Pilot is unable to perform reserve duty, he shall be paid as though he performed the duty and his accrued sick leave will be reduced by four (4) hours of his monthly guarantee for each day missed.

c.	When a Pilot is unable to work an RA or other duty day, he shall be paid as though he performed the duty and his accrued sick leave will be reduced by four (4) hours for each day missed.
3.	When a Pilot is unable to fly due to illness or injury, he will be removed from all pairings until he is able to fly again. When a Pilot who has missed any part of a trip pairing reports that he is again ready to fly, he shall be allowed to rejoin the pairing at the next practicable station as determined by Crew Scheduling.

4.	For serious illness or injury requiring sick leave greater than a bid period, the Vice President of Flight Operations may waive the reduction of that Pilot’s accrued sick leave.

5.	When a Reserve Pilot is sick, he must call Crew Scheduling on each reserve day or specify a definite sick leave period of time when he first calls in sick.
C.	Proof of Illness
1.	The Company may require a Pilot to submit a written statement from a licensed physician confirming that the Pilot was and, if appropriate, is currently unable to perform his regular duties when a Pilot is absent more than two consecutive days.

2.	The Company shall reimburse the Pilot for the cost of any proof of illness or injury to the extent such cost is not covered by insurance and does not exceed one hundred dollars ($100).
D.	Return to Work
The Company may require a Pilot to obtain a doctor’s written Medical Release to return to flight status. Any disputes concerning a Pilot’s ability to return to work after sick leave shall be handled in accordance with the provisions of Section 12 (Physical Standards).
E.	Perfect Attendance
For each six-month period of perfect attendance (January-June & July-December), Pilots will earn two Buddy Passes for travel on Gulfstream Int’l Airlines, Inc. Pilots who have accrued the maximum sick leave bank will receive four (4) hours of additional pay each month that they have the bank maximum.

SECTION 14
NEW AIRCRAFT
Should the Company announce its intent to place into revenue service aircraft other than the aircraft for which rates are specified in this agreement, the rates and any other specific conditions for that aircraft will be determined as follows:
1.	The Company will give the Union notice of its intent to introduce the new equipment at least six (6) months prior to the estimated scheduled revenue service date, or within thirty (30) days after entering into the contract for procurement of the new aircraft type, whichever is later in time.

2.	The parties will meet within fifteen (15) days following written request by either party to negotiate rates of pay for such aircraft type. Should negotiations result in an agreement, the new aircraft type will be flown in accordance with the terms of the agreement. If negotiations do not result in an agreement within one hundred (100) days from the date this procedure is invoked, either party may submit the dispute to final and binding interest arbitration.

3.	The dispute shall be heard before an arbitrator selected from a panel of seven (7) neutrals provided by the National Mediation Board. The Neutrals must be members of the National Academy of Arbitrators with aviation arbitration experience. The parties shall, by alternate strike method, select an arbitrator from the panel within fifteen (15) calendar days of receipt of the panel.

4.	The hearing will be conducted and briefing by the parties, if any, will be completed one hundred and fifty (150) days from the date this procedure is invoked. The arbitrator shall issue a decision no later than one hundred eighty (180) days after invocation of this procedure.

5.	Upon final agreement, or issuance of the arbitrator’s decision, as the case may be, retroactive compensation, if applicable, will be paid to all Pilots who operate a disputed aircraft type placed in revenue service before the parties agreement became effective or the award issued.

6.	Nothing set forth in this section shall prevent the Company from introducing a new aircraft type into revenue service before agreement is reached over the rates of pay applicable to that aircraft, as long as the pay rates assigned to such aircraft type are not less than the rates provided for in this Agreement.

SECTION 15
SENIORITY
A.	Seniority Accrual
1.	The seniority of a Pilot shall accrue from the Pilot’s first day of initial ground school training and shall continue to accrue thereafter during his period of service with the Company, except as otherwise provided for in this Agreement.

2.	When two (2) or more Pilots are placed on the Company’s System seniority list on the same date, their seniority shall be governed according to their age; i.e., the older Pilot shall receive the lower number. When two (2) or more Pilots are placed on the Company’s system seniority list on the same date and have the same birth date, their relative seniority position shall be determined alphabetically by their last name with the first letter of the last name closest to “A” being more senior.

3.	Except as otherwise provided for in this Agreement, the Company’s system seniority list shall govern each Pilot in case of promotion or demotion, filling of vacancies, his assignment or reassignment due to expansion or reduction in schedules, his retention in case of reduction in force and his reemployment after his release due to reduction in force.

4.	Once having established a seniority date and relative position on the seniority list, a Pilot shall not lose that date and relative position, except as provided for in this Agreement.
B.	Seniority List
The Company will post a list of names of all Pilots, arranged in the order of system seniority. Such list will contain the names of all Pilots entitled to seniority, whether active or inactive, the date of employment of each Pilot indicating the seniority to which the Pilot is entitled and the Pilot’s date of birth. Such list will be brought up to date and posted at each Pilot’s base within fifteen (15) days of January 1st and July 1st of each year.
C.	Protest of Seniority List
1.	A Pilot will have thirty (30) days after the posting of the Pilots’ system seniority list to protest any omission or incorrect posting affecting his seniority or position on the posted list.

2.	A Pilot on vacation, leave of absence, or furlough shall have the ability to protest a seniority list within thirty (30) days of his return to active duty.

3.	A Pilot may protest a subsequent Pilots’ system seniority list only if it varies from the one immediately preceding it, except when such a list is later changed because of the filing of a subsequent protest by any other Pilot on said list, in which case the Pilot shall be permitted to file an additional protest.

4.	All protests to the Pilots’ system seniority list shall be made in writing to the Vice President of Flight Operations. The Company shall investigate the protest, consult with the Union and respond to the Pilot in writing within fifteen (15) days.
D.	Seniority Rights
A Pilot whose employment with the Company is permanently severed will forfeit his seniority rights and that Pilot’s name shall be removed from the seniority list.

SECTION 16
TRANSFER TO A MANAGEMENT OR OTHER NON-FLYING POSITIONS
A.	Management Pilots
1.	A Management Pilot is any officer, director, or manager of the Company who, after qualifying to be a Pilot, then serves in the Flight Operations Department or in a position with direct authority over the Flight Operations Department without having left the service of the Company or having served in any other capacity.
a.	A Management Pilot shall retain and continue to accrue Seniority and Longevity.

b.	A Management Pilot may return to line flying in the status he holds.
2.	A Management Pilot may participate in all vacancy bids and will be awarded a new status in accordance with the permanent bid file and his seniority, the same as a regular line Pilot. The vacancy award will reflect the position awarded to a Management Pilot with a suitable annotation to indicate that such Management Pilot will not actually fill the status while he is a Management Pilot, but that the Company will then award the vacancy to the next senior bidding Pilot who bids for the vacancy.
B.	Other Non-flying Positions
A Pilot who transfers to any position in the Company outside of Flight Operations other than as described in 1. above, shall retain, but not accrue, Seniority for one (1) year from the date of such transfer. During the one (1) year period that the Pilot retains Seniority, he may elect to return to line flying.
1.	Such Pilot may return to line flying only in the equipment type in which he was last qualified unless the Company directs him to qualify in another equipment type because of a lack of need for Pilots in his last equipment type.

2.	If a non-flying Pilot returns to line-flying, he may select his seat position and base in accordance with his seniority.
C.	Management Line Flying
A Management Pilot shall not be assigned to trips that are made available for Pilot bids as part of the normal bid routine more than twenty-eight (28) days in a calendar quarter. However this limitation shall not apply if such flying is needed:
1.	to meet regulatory requirements, such as Initial or Consolidation experience.

2.	to perform checking, training, or supervisory duties.

3.	to cover an open time trip as described in Section F.
D.	Probationary Pilots Transferred to Management and Other Non-Flying Positions

After the effective date of this Agreement, any Pilot who becomes a Management Pilot or who transfers to another non-flying position prior to completion of his probationary period shall be required to complete his probationary period if he returns to line flying as a Pilot.

E.	Discipline of Management Pilots and Pilots in Non-flying Positions

A Management Pilot, or other non-flying Pilot as defined in paragraph 2 above, with retained seniority who is disciplined by the Company may not avail himself of the grievance and arbitration procedures contained in this Agreement.

SECTION 17
TRAINING
A.	Upgrade Training
1.	A Pilot will be assigned to upgrade training (except for annual requirements, etc.) in order of seniority, staffing permitted. In the event of a reduction bid, a Pilot will be assigned to training in reverse seniority order.

2.	A Pilot assigned to training will be released from all other duties, except that he may request open time in equipment for which he is currently qualified. For training away from the Pilot’s base, the assignment to training will begin on the day the Pilot is required to travel to report for training until the day the Pilot has been released from training and can return to his base of record. A Pilot assigned to training away from his base will receive pay and credit for deadheading in accordance with Section 6.

3.	Classroom training will not be scheduled to exceed nine (9) hours per day unless, because of the nature of the training, this limitation would add an additional day or days to the total training time.

4.	Training shall not exceed six (6) days during any seven (7) day period and shall not exceed ten (10) days in any fourteen (14) day period, subject to waiver by the Pilot. On days off during training away from the Pilot’s base, the Company will provide, at the Pilot’s option, either lodging, meals and expenses at the location of the training or Company Business-Positive Space transportation from the location of training to the Pilot’s base of record and return.
B.	Recurrent Training
1.	The annual training requirements of proficiency checks, recurrent simulator training, recurrent ground school, any additional short ground school (three (3) days or less duration), FAA required training and Company seminars will be scheduled by the Company and posted in the adjusted award.

2.	A Pilot will not lose pay, credit or benefits if he fails to satisfy his annual FAA requirements for reasons beyond his control.
C.	Compensation For Training
1.	A Pilot assigned to training will receive four (4) hours pay and credit for each day of training and related travel.

2.	A Pilot will not be paid for home study course examination or other required self-administered training.

D.	General
1.	A Pilot will not be required to pay for the use of any training equipment.

2.	Except for upgrade, training will not be assigned after the adjusted award is posted without the consent of the Pilot.

3.	A Pilot will be given at least five (5) days advance notice of date, time, location and scheduled instructor prior to a recurrent checkride or any other training event.

4.	A Pilot will have access to his training records on file at the place they are maintained in accordance with the provisions of Section 20 part 4 G. (Personnel Files).

5.	A Pilot may not be scheduled for training during the consecutive period of days off before and after an awarded vacation unless mutually agreed upon.

6.	A Pilot may request postponement of a training assignment which may be granted only with the approval of the Vice President of Flight Operations.

7.	Except as otherwise explicitly provided in this Agreement, once a Pilot is hired, all training for or in connection with employment at the Company shall be at Company expense and Pilots undergoing such training will be covered by the provisions of this Agreement.

8.	Prior to any flight, simulator, or IOE training, a Pilot will be informed of who the instructor is as provided in Section 17.D.3, above. A Pilot may call twenty-four (24) hours prior to a training event and will be informed if there has been any change in the instructor. A Pilot may request a change in instructor at any time either orally or in writing to the instructor or other appropriate authority. If the request is made orally, it must be confirmed in writing by the Pilot as soon as practicable. The written request or confirmation must include the reason or reasons for the request.

9.	Union Observer. The Union may designate one of its members to ride as an observer on any simulator or aircraft training flight, including any checkride, at no expense to the Company. The Company reserves the right to have an FAA observer on any checkride or aircraft flight.

10.	A Pilot assigned to any training (transition, recurrent or upgrade) will be released from all other duties, except that he may request open time in equipment for which he is currently qualified.

E.	Training Standards
1.	Train to Proficiency
a.	The purpose of this subsection is to maximize a Pilot’s ability to successfully complete training and to continue employment as a Pilot. To that end, a Pilot shall receive training sufficient to successfully complete the course of training and to be recommended for a checkride.

b.	Training may be terminated when, in the opinion of two (2) instructors who have independently and separately evaluated the Pilot, the Pilot is:
i.	Unable to progress further in training, and

ii.	Unable to pass the required checkride.
c.	Nothing in this Agreement shall be construed to limit or abridge the Company’s right to terminate a Pilot’s employment subject to the provisions of Section 20. Additionally, nothing in this Agreement shall be construed to restrict the Company’s ability to provide additional training.
2.	Failure to Qualify
a.	Status Upgrade
i.	A Pilot who fails to qualify for promotion to Captain status shall be permitted to fly as a First Officer for ninety (90) calendar days on the equipment on which he failed to qualify as a Captain, provided he is able to qualify as a First Officer on that equipment. If he is not able to qualify as a First Officer on that equipment, he shall return to his previous bid position for ninety (90) calendar days provided he is able to re-qualify in that previous bid position. If he is not able to qualify to return to either his previous bid position or the new equipment, he shall be placed on an unpaid leave of absence for ninety (90) calendar days. At the end of that ninety (90) day period the Pilot will be given another opportunity to qualify for promotion to Captain. If he should fail this subsequent attempt, his case shall be handled as the circumstances indicate to the Company, subject to the provisions of Section 17.E.6., below (Pilot Training Board). When flying under this provision, the Pilot shall be paid for the position he is flying.

ii.	A Pilot who fails to qualify for promotion may, with the consent of the Company, waive the ninety (90) day assignment specified in the preceding paragraph prior to being given another opportunity to qualify for promotion. Such waiver shall not be construed to excuse a subsequent failure should one occur. In the event this option is exercised, the full training syllabus (less ground school) will be offered. Different instructors may be used in subsequent training.
3.	Transition Training
a.	A Pilot transitioning from one aircraft type to another in the same seat or from one aircraft type to a like aircraft type or a Pilot who is down bidding, who fails to qualify on the new aircraft type shall return to his previous aircraft type for a period of ninety (90) calendar days provided he is able to do so. If he is unable to do so, the Pilot will be placed on an unpaid leave of absence for ninety (90) calendar days. The Pilot may waive any portion of his ninety (90) day period, with Company approval. The Pilot shall be given additional training in those areas in which the Pilot was found to be deficient.

b.	If the Pilot subsequently fails to qualify, he shall be precluded from any future bid award for the same status and equipment. If he is able to re-qualify, he shall be allowed to return to his previous permanent position or to a position in another base as determined by his seniority and standing bid if his previous permanent position is no longer available.

c.	A Pilot who is not qualified for any position which his seniority will allow him to hold, will be placed on an unpaid leave of absence, which shall not exceed ninety (90) days. At the end of that time he will be allowed one (1) final opportunity to qualify for that position. If he is still unable to qualify, his case shall be handled as the circumstances dictate, subject to the provisions of Section 17.E.6., below (Pilot Training Board).

d.	At any time during the course of training, a Pilot may voluntarily withdraw from training. A withdrawing Pilot shall execute an agreement with the Company precluding him from any future bid award for the same status and equipment.
4.	Annual Training

A Pilot who fails to meet standards on recurrent simulator training, proficiency check, or line check will be given additional simulator periods or aircraft training, and if his performance is satisfactory, a subsequent proficiency check. Prior to such training, the Company shall consult with the Pilot and a representative of the Professional Standards Committee as to the nature and amount of training desirable. Such consultation shall occur within seventy-two (72) hours of notification to the Professional Standards Committee.
5.	Prior Failures

When a Pilot successfully completes an upgrading program, prior failures shall no longer be counted against him in subsequent upgrade training. Once a Pilot successfully completes transition training from one equipment type to another type in the same status, prior failures shall no longer be counted against him in subsequent transition training.

6.	Pilot Training Board
a.	After the additional training, a Pilot who still fails to meet standards will be reviewed by a Pilot Training Board. The board members will be the Vice President of Flight Operations (Chairman), the Fleet Manager for the aircraft type, the Base Chief Pilot or designated assistant for the aircraft type, and two representatives appointed by the Union. The Vice President of Flight Operations may delegate his position as Chairman to any Management Pilot on the Company seniority list who holds the position assistant chief Pilot or above. The Chairman will only vote in the case of a tie.

b.	Upon request and prior to the hearing, a Pilot will be provided with copies of his training records and any other documents pertaining to the matter before the Board.

c.	The Board will decide if additional training is appropriate. If the Board determines additional training is not appropriate or if additional training is ordered and the Pilot fails again, his employment will normally be terminated, subject to the provisions of Section 20.

d.	A Pilot who fails to meet standards and is given additional training in conformity with paragraph c above, will remain in pay status until and unless his employment is terminated or he is removed from pay status for disciplinary reasons.

e.	The Board can only consider the Pilot’s proficiency and matters that may have affected the Pilot’s proficiency during training.

SECTION 18
LEAVES OF ABSENCE
A.	Personal Leave
1.	General

A personal leave of absence may be requested by a Pilot by completing a Request for Leave of Absence form and submitting it to the Vice President of Flight Operations no later than thirty (30) days before the bid closing for the month in which the leave is requested to begin. A Pilot must have been continuously employed for one (1) year before a request will be considered.

2.	Return to Employment

A Pilot on a personal leave will normally return on a bid award. A Pilot may apply to return earlier than scheduled if a position for which he is trained and qualified is available.

3.	Seniority

A Pilot will retain his seniority while on personal leave.

4.	Longevity

A Pilot will accrue longevity for the first thirty (30) days of personal leave, but not thereafter.

5.	Pass Privileges

While on personal leave, a Pilot and his dependents will not be eligible for pass travel and must return the Company ID prior to taking leave.
B.	Company-Offered Leave
1.	General

A Company-offered leave will be posted for bid whenever a furlough is anticipated. Company offered leaves will be granted in seniority order up to a maximum of one (1) year. Once the leave is approved it must run through the duration. If during the leave the Pilot is furloughed, his status will be changed and appropriate notice will be given. The Company will consult with the Union concerning the terms of any Company-offered leave before it is offered. Unless otherwise provided by the particular offer, Company-offered leave must be requested by completing a Request for Leave of Absence form and submitting it to the Vice President of Flight Operations no later than thirty (30) days before the bid closing for the month in which the leave is requested to begin.

2.	Return to Employment

A Pilot on a Company-offered leave will have a guaranteed right to return to his job at the end of the leave. A Pilot will not be required to return to work during the leave period, except by mutual agreement.

3.	Longevity

Longevity will continue to accrue only for the first ninety (90) days of any Company-offered leave, unless otherwise stated in the offer.

4.	Pass Privileges

While on Company-offered leave, a Pilot and his dependents will be eligible for pass travel and is not required to return the Company ID.

5.	Benefits
a.	If the Pilot has medical, dental, and vision coverage, they will continue in effect until the end of the month in which the leave begins. All other coverage shall end at midnight the last day of active employment.

b.	Medical, dental, or vision coverage for a Pilot and/or his dependents may be continued for a period of up to eighteen (18) months by the Pilot electing this continuation. (Premiums will be paid by the Pilot.) From time to time, a Company-offered leave may include additional coverage and benefits which will be specified in the offer.
C.	Medical Leave
1.	General

Medical leaves of absence will be allowed for sickness, injury, and pregnancy. Written verification of the disability must be received from a qualified medical doctor. Medical leave will be requested by submitting a Request for Leave of Absence to the Vice President of Flight Operations as soon as possible after the reason for the leave is known. Medical leave will not exceed five (5) years. A Pilot on a medical leave must submit a letter from his doctor stating whether or not he is able to meet FAA physical requirements each year within sixty (60) days of the anniversary date of the leave. When he returns, the Pilot will be given a reasonable period, (not to exceed six (6) months), in which to qualify in his position. Failure to qualify may result in termination.

2.	Seniority

A Pilot on medical leave will retain and continue to accrue seniority. A Pilot returning from medical leave will be entitled to exercise his seniority within his last assigned base. If a Pilot’s last assigned base is no longer a Company base, then he will be allowed to select any base, seniority permitting.

3.	Longevity

A Pilot will accrue longevity during the first thirty (30) days of medical leave, but not thereafter.

4.	Sick Leave

If a Pilot is unable to return to work following the expiration of his sick leave, the Pilot may be placed on medical leave of absence.

5.	Pass Privileges

While on Medical leave, a Pilot and his dependents will be covered by the Company Pass policy.
D.	Military Leave
1.	General

A Pilot will be granted military leave for military service or reserve duty in accordance with applicable federal law. Military leave must be requested by submitting a Request for Leave of Absence form to the Vice President of Flight Operations as soon as practicable after the Pilot becomes aware of the military duty for which the leave is requested. A Pilot returning from a military leave greater than ninety (90) days will be returned to pay status within five (5) days of returning to work.

2.	Eligibility

Leaves will be granted to Pilots who are members of reserve units of the U.S. military forces, including National Guard units ordered to active service. Leaves will also be granted to Pilots who are inducted or who enlist in the Armed Forces of the United States. Eligibility includes Pilots who have not completed their probationary year.

3.	Seniority and Longevity

A Pilot’s seniority and longevity will continue to accrue during military leave.

4.	Sick Leave

Sick leave will accrue during the first ninety (90) days of military leave but not thereafter.

5.	Vacation

For military leaves greater than ninety (90) days, vacation earned but not taken before the Pilot receives notice of active duty will be taken immediately. Should a Pilot be unable to take his vacation or operational requirements will not permit doing so, he will be paid for the accrued vacation. Vacation will accrue during the first ninety (90) days of military leave but not thereafter.

6.	Pass Privileges

While on military leave, a Pilot and his dependents will be covered by the Company’s Pass policy.

7.	Group Insurance Program

A Pilot who is enrolled prior to a military leave will be reinstated upon reemployment if he returns in the same calendar year. Re-enrollment is required if a Pilot returns in a later calendar year. A reservist or National Guardsman who performs two (2) weeks active duty will have his coverage continued.
E.	Emergency Leave of Absence

In those cases when a Pilot needs time off to attend to an important personal matter, he shall, to the extent feasible, use his seniority to bid a schedule which has those days off. When this isn’t possible because the need for the absence isn’t known when monthly schedules are being bid or finalized (e.g., death of a close family member, serious family illness, personal emergency or birth of a child), the Pilot may be granted emergency leave to attend to the matter giving consideration to the nature of the emergency. Emergency leave shall be requested by submitting a Request for Leave of Absence form to the Vice President of Flight Operations as soon as practicable after the Pilot becomes aware of the need for the leave. When such absence causes the Pilot to fall below the monthly guarantee, he shall, nevertheless, receive the guarantee. This provision is intended to cover emergencies of short duration (e.g., 3 or 4 days to attend a funeral). In the event extended time is needed, the Pilot may use accrued vacation time with the approval of his Chief Pilot.

F.	Union Leaves
1.	Up to three (3) Pilots at any one time shall be granted leaves of absence to accept a full time (thirty (30) continuous days or more) position with the Union. Unless the Union advises the Company of its need for full time Union Business Leave by the first (1st) of the month preceding the month in which the leave of absence is scheduled to begin, the granting of such leave cannot be guaranteed but will be granted if staffing needs permit.

2.	The Company will grant Union leave for Pilots on the Union’s Executive Board, Negotiating Committee and Executive Council as follows.
a.	Executive Board. A maximum of two (2) Pilots will be granted Union leave to attend meetings of the Union’s Executive Board. The Union will notify the Company as much in advance as practicable but at least by the first (1st) of the month preceding any meeting of the Pilots and the dates of the meetings.

b.	Negotiating Committee. A maximum of three (3) Pilots shall be granted Union leave for the purpose of conducting negotiations and concluding any agreement with the Company covering rates of pay, rules, or working conditions. To the extent requested by the Union, the Pilots on the Negotiating Committee will be released from all duty beginning as early as six (6) months prior to notification pursuant to Section 6 of the Railway Labor Act through the ratification and completion of a final integrated agreement. The Union will notify the Company of the Pilots and the approximate dates of such leave by the first (1st) of the month preceding the beginning of the leave. Pilots on the Negotiating Committee will be allowed to pick up open time.

c.	Executive Council. A maximum of four (4) Pilots shall be granted Union leave for the purpose of conducting meetings. Unless circumstances require otherwise, the Union will notify the Company of the Pilots on the Executive Council and the approximate dates of such leave by the first (1st) of the month preceding the beginning of the leave. Pilots on the Executive Council will be allowed to pick up open time.
3.	The Company will grant “short term” Union Leave to up to four (4) Pilots each month for the purpose of conducting Union business. This short term leave will be for a maximum of five (5) days. The Union will give at least ten (10) days advanced notice of the need for such leave. The Company will make every effort to grant the leave but the leave may be denied if staffing needs make the leave impracticable.

4.	Scheduled Line Pilots: The Union will reimburse the Company at the full hourly rate applicable to that Pilot for each day he or she is on leave only for the scheduled time dropped.

5.	Reserve Pilots: The Union will reimburse the Company at the full hourly rate applicable to that Pilot using the formula of four (4) hours for each reserve day dropped.

6.	The Union agrees to reimburse the Company within thirty (30) days after receipt of the Company’s bills. Such billings shall be submitted to the Union no later than forty-five (45) days following the month in which the flight pay loss was incurred.

7	A Pilot will continue to accrue all seniority and longevity credit while on Union leave.

SECTION 19
INSTRUCTORS AND CHECK AIRMEN
A.	General
1.	Pilots whose duty is to train Pilots are classified as Instructor Pilots. Pilots whose duty is to evaluate Pilots are classified as Check Airmen.

2.	Operating Experience (OE) and Line Checks on Company aircraft in revenue service shall be conducted only by qualified Line Pilots and those Management Pilots on the seniority list designated by the Company as Check Airmen.

3.	The Company may also assign Pilots on the seniority list as Instructors or Check Airmen for the purpose of conducting ground training, flight training, simulator training and proficiency checking, including LOFT and training-in-lieu.

4.	Line Pilots on the seniority list who are classified as Instructors and Check Airmen are not Management Pilots.
B.	Selection of Instructors and Check Airmen

The selection of Instructors and Check Airmen shall be at the discretion of the Company.

C.	Line Flying
1.	An Instructor or Check Airman who is on the Pilot seniority list may choose to bid a line if staffing is adequate to excuse him from training or checking requirements during a bid period. Bidding for such line flying will be in accordance with the Pilot’s line seniority number.

2.	An Instructor Pilot or Check Airmen will be allowed to fly any equipment/status upon which he is current and qualified regardless of his current system staffing awarded position.

3.	An Instructor Pilot or Check Airmen must pick up time in the following order:
a.	Compatible open time.

b.	Time from a trip assigned to a Reserve Pilot. A Reserve Pilot replaced by an Instructor Pilot or Check Airmen will be returned to reserve or assigned another open trip.

c.	Time from a bid lineholder.

The bid lineholder’s consent must be obtained twenty-four (24) hours in advance. If he consents he will be paid for the value of the trip and placed on days off for the remainder of the trip.
D.	Scheduling
1.	When there are training or checking duties during a bid period, the Company will construct a line of flying for a Check Airman or Instructor who is on the seniority list. These lines of flying will be awarded based on system seniority. Training and checking requirements will be incorporated into these lines.

2.	Schedule construction will take into consideration the Instructor’s or Check Airman’s preferences on matters such as: Days Off; AM or PM show times; one (1), two (2), or three (3) day trips; or other individual preferences. However, as it relates to training or checking duties, an Instructor’s or Check Airman’s schedule will be determined by the Training Department, as appropriate.

3.	Scheduling limitations set forth for Regular Bid Lines in the Hours of Service Section and Scheduling Sections shall apply to constructed training and checking lines. Simulator instruction or checking, flight instruction or checking, operating experience training, and line checking will be treated as flight time.
E.	Flown By Operations (FBO)

A Instructor Pilot or Check Airmen may displace a lineholder or Reserve Pilot from his assigned trip pairing to administer or receive initial operating experience or a line check if there are insufficient training lines constructed.
1.	A displaced lineholder will be placed on FBO days on his originally scheduled days only and pay protected for the trip removal. A replacement trip may be assigned at the time of initial notification. The replacement trip will depart no earlier than the original departure time unless agreed to by the affected Pilot. The Pilot will be paid for the original trip or the replacement trip whichever the greater. If not assigned the Pilot shall be released from duty. Thereafter, the Pilot must contact crew scheduling at 1200 hrs local time each day of FBO status at which time he will be assigned a trip commencing the next day or released pending his next call in. A Pilot flying at the time he is required to call in must check in with Crew Scheduling, no later than termination of his pairing to determine whether he has been assigned a trip in accordance with this provision.

2.	No Reserve days will be assigned to a Pilot on FBO unless mutually agreed upon by the Pilot and the Crew Scheduler.

3.	A Reserve Pilot will be returned to reserve rotation or assigned another open trip pairing.
F.	Compensation
1.	Ground Instructors

Pilots on the seniority list, when performing the duties of a Ground Instructor, will be paid at a rate of $25.00 per hour.

2.	Simulator Instructors

Pilots on the seniority list, when performing the duties of a Simulator Instructor, will be paid at their Captain pay rate plus $5.00 an hour. The pay rate will include the pre and post briefing periods.

3.	Line Check Airman

Pilots on the seniority list, when performing the duties of a Line Check Airman, will be paid at their Captain pay rate plus $5.00 an hour. The pay rate will include the pre and post briefing periods.

4.	Full Motion Simulator / Aircraft Flight Instruction

Pilots on the seniority list, on duty as flight instructors, will be paid their Captain pay rate plus $10.00 an hour. The pay rate will include the pre and post briefing periods, which will be no less than one (1) hour pay.

5.	Pro-Check Airman

Pilots on the seniority list, when performing the duties of a Pro-Check Airman will receive their Captain pay rate plus $15.00 an hour. The pay rate will include the pre and post briefing periods, which will be no less than one (1) hour pay.

6.	Air Crew Program Designee

Pilots on the seniority list, when performing the duties of an Air Crew Program Designee will receive their Captain pay rate plus $15.00 an hour. The pay rate will include the pre and post briefing periods which will be no less than one (1) hour pay.

7.	Pilots paid under this Section shall receive the highest pay rate applicable, based on their Check Airmen Instructor Classification, regardless of the duty performed.

G.	Minimum Report

All Pilot’s covered under this section shall receive four (4) hour minimum report for each duty period.

H.	Return to Line Flying
1.	An Instructor or Check Airman on the seniority list may return to line flying at his request or at the request of the Company, in either case with one complete bid period notice. By mutual agreement between the Pilot and the Company, the effective date of the return may be advanced or delayed.

2.	A Pilot in the Flight Training Department retains his line-flying status while assigned as a Check Airman. A Training Department Instructor or Check Airman returning to the line may hold the highest position for which he is currently qualified and for which his seniority is higher than the most junior Pilot in that position. In either case, the Pilot may also elect to fill any vacancy that his seniority permits him to successfully bid.
I.	General
1.	Pro Check Airmen and Instructors will be scheduled with a minimum of twelve (12) days off in a thirty (30) day bid period and thirteen (13) days off in a thirty-one (31) day bid period.

2.	Training or checking will be scheduled on the following holidays with the Instructor’s agreement only:

New Years Eve or New Years Day, Fourth of July, Memorial Day, Thanksgiving Day, Christmas Eve or Christmas Day.

3.	Except as set forth in this Section, the rights afforded by this Agreement apply to Check Airmen and Instructors.

4.	The Pilot’s Check Airman override will cease at midnight on the day prior to the bid in which he returns to line flying.

SECTION 20
RESOLUTION OF DISPUTES
A.	Settlement of Disputes

A Pilot, or the Union on behalf of the Pilots, covered by this Agreement who have a grievance concerning any action of the Company affecting them, or who believe they have been unjustly disciplined or discharged, which dispute has not been settled or resolved in conference with Company officials, shall use the dispute resolution procedures as established herein.

B.	Investigative Hearing — Discipline and Discharge
1.	A Pilot shall not be disciplined or discharged without just cause and without previously being afforded a hearing before the Vice President of Flight Operation’s or his designee, provided that the Pilot has made himself available for the hearing.
a.	The Pilot shall be notified of the time and place of the hearing and the nature of the matter discussed. The notice must specifically reference that discipline may be assessed and that the Pilot is entitled a Union Representative at the hearing as provided in paragraph b. below. Concurrently, the Union shall be notified.

b.	The Pilot shall have the right to be accompanied to the hearing by an authorized employee of the Union, or the Pilot employee of his choice, provided such choice is reasonably available. In no case will the hearing be held without Union representation if such representation is requested.
2.	When a crewmember is disciplined or discharged, the Company shall furnish him with a written statement of the precise charge(s) against him, with a copy to the Union’s Legal Department.

3.	Nothing herein shall prevent the Company from holding a Pilot out of service with pay prior to his receiving notification pursuant to paragraph B.1. of this part.
C.	The Grievance Process
1.	Discipline and Discharge
a.	A grievance challenging an action of discipline or discharge shall be in writing, signed by the affected Pilot, and must be submitted to the Vice President Flight Operations within fifteen (15) calendar days after the Pilot is notified of the Company’s decision under section B.2. above.

b.	An investigation and hearing will be held by the Vice President Flight Operations or his Pilot designee, where practicable, within twenty-one (21) calendar days after receipt of the Pilots written appeal.

c.	Within fifteen (15) calendar days after the close of such investigation and hearing, a written decision will be issued and sent by certified mail to the grievant. A copy will also be provided to the Union’s Legal Department.

d.	Further appeal of the matter may be filed by the Union to Gulfstream International Airlines Inc.’s, (GIA) System Board of Adjustment by submission to the Board within thirty (30) calendar days after the Union’s receipt of the Company’s decision.
2.	Non-Disciplinary Grievances
a.	A Pilot, the Union on behalf of the Pilots, may file a grievance concerning any action of the Company affecting him or them. Prior to filing such a grievance, the Pilot should discuss the matter with his supervisor, and the Union should discuss the matter with the Vice President Flight Operations in an effort to resolve the matter.

b.	Grievances concerning matters other than discipline or discharge shall be in writing, signed by the affected Pilot or Union official and shall state in reasonable detail the facts upon which the claim is based and the relief sought. The grievance must be submitted to the Vice President Flight Operations thirty (30) calendar days from the time the Pilot knew, or reasonably should have known, of the event(s) giving rise to the grievance, whichever is earlier.

c.	An investigation and hearing shall be held by the Vice President Flight Operations, or his Pilot designee, where practicable, within fifteen (15) calendar days after receipt of the Pilot’s written grievances. Within fifteen (15) calendar days after the close of such investigation and hearing, the Company shall announce a decision, in writing by certified mail to the grievant. A copy will also be provided to the Union’s Legal Department.

d.	If the decision by the Company is adverse to the Pilot, or Union, the Union may appeal the decision to Gulfstream International Airlines Inc. Pilot’s System Board of Adjustment by proper submission to the Board within thirty (30) days after the Union’s receipt of the decision.

D.	System Board of Adjustment
1.	Establishment

In compliance with Section 204, Title II of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise under the terms of the Agreement and which are properly submitted to it, which Board shall be known as the “Gulfstream International Airlines Inc. Airline Pilots’ System Board of Adjustment”, hereinafter referred to as the “Board.” The Company shall administer the Board with regard to ministerial matters.

2.	Membership
a.	The Board of Adjustment shall be comprised of a single neutral member selected by the Company and the Union using the procedures set forth below.

b.	The neutral member shall be selected by mutual agreement of the parties. The Company and the Union, on alternating basis, shall proffer a list of five (5) arbitrators within thirty (30) days of the System Board filing. Such arbitrators shall be members of the National Academy of Arbitrators and shall have aviation arbitration experience. The party to whom the list is proffered shall select an arbitrator within thirty (30) calendar days of receipt of the arbitrator proffer list. If a party fails to select an arbitrator from the proffered list, or the parties are otherwise unable to agree on the selection of an arbitrator, either party may request the National Mediation Board to provide the parties with a panel of seven (7) neutrals who are members of the National Academy of Arbitrator with aviation arbitration experience. The parties shall, by the alternate strike method select an arbitrator from the panel within fifteen (15) calendar days of receipt of the panel. The party who proffered the original list of arbitrators or whose turn it was to do so shall have the first strike from the National Mediation Board panel.
3.	Jurisdiction

The Board shall have jurisdiction over disputes between any employee covered by this Agreement and the Company growing out of grievances or out of interpretation of any of the terms of this Agreement. The Board shall consider any dispute properly submitted to it by the Union when such dispute has not been previously settled in accordance with the terms provided for in this Agreement. The jurisdiction of the Board shall not extend to changes in hours of employment, rates of compensation or working conditions covered by existing agreements between the parties herein.

4.	Submission of Dispute

All submission of disputes properly referred to the Board for consideration shall be addressed to the Board with one (1) copy each to the Company and the Union, and one (1) copy for each member. One (1) copy of the submission shall be submitted to the neutral fifth member. Such submission shall show:
1.	question or questions at issue;

2.	statement of facts;

3.	position of the Union;

4.	the understood position of the Company; and

5.	the relief sought.
5.	Documents, Witnesses, Evidence and Representation
a.	The Union will designate its representative and the Company will designate its representative. Evidence may be presented either orally, or in writing, or both.

b.	The System Board shall, when requested by the Company representative, by the Union representative, or by an individual member of the System Board, summon any witnesses who are employed by the Company and who may be deemed necessary by either party to the dispute or by a System Board member.

c.	Upon request, the Union will be provided access to all documents and reports in the Company’s possession on which the action taken is based.

d.	The number of witnesses summoned at any time shall not be greater than the number which can be spared from the Company’s operation without interference with the services of the Company.
6.	Decisions Final

A majority vote of all members of the Board shall be competent to make a decision. Decisions of the Board in all cases properly referred to it shall be final and binding upon the parties. Board findings and decisions shall be in writing and shall be rendered within forty-five (45) days for the close of the hearing, or as soon as practicable thereafter.

7.	Location of Board Hearings

The Board shall meet in Ft. Lauderdale, Florida, unless the parties mutually agree that a different location would be preferable.

8.	Rights and Privileges of Parties

Nothing herein shall be construed to limit, restrict or abridge the rights and privileges accorded to either the Pilot employees, the Union or the Company, or their accredited representatives, under provisions of the Railway Labor Act, as amended or other applicable federal and state laws.

9.	Expenses – Board Members/Witnesses
a.	The expenses of the Board and the expenses and reasonable compensation of the neutral member will be borne equally by the parties. Each of the parties will assume the compensation, travel expenses of their Board Members, witness, and representatives.

b.	The grievant (whether an employee of the Company or not), employee witnesses, and representatives who are employees of the Company shall receive free transportation on the lines of the Company, or its affiliates and/or subsidiaries, from their point of duty or assignment to the point at which they must appear as witness or representatives, and return, so far as space is available, to the extent permitted by travel agreements and law.

c.	Employee Board member shall, when attending meetings or hearings of the Board, shall receive Company business positive space passes for Company transportation or its affiliates and/or subsidiaries, to the extent permitted by travel agreements and law.

d.	Should a hearing be postponed or canceled without mutual consent of the Company and the Union, the party requesting such postponement or cancellation shall bear any and all expense incurred by the neutral member.
10	Stenographic Report

When it is mutually agreed that a stenographic report is to be taken of any hearing, the cost will be borne equally by both parties to the dispute. In the event it is not mutually agreed that a stenographic report of proceeding will be taken, any transcripts made by either party shall be furnished to the other party upon request, provided that the stenographic costs shall be borne equally by both parties. No stenographic response or other recordings are permitted of other hearings.

11.	Freedom to Discharge Duties

Each Board Member shall be free to discharge his duty in an independent manner without fear that his individual relations with the Company, or with the Union may be affected in any manner by any action taken by him in good faith in his capacity as a member of the Board.
E.	Resolution of Disputes – General
1.	The Pilot shall be entitled to have a Union representative present at any step of the grievance procedure and at any other such time a Pilot is requested to meet with a member of management where there exists the potential that such meeting may result in disciplinary action being taken against the Pilot.

2.	Any time limits prescribed in this Section may be waived by mutual consent of the Company, on the one hand, and the grievant or the Union on the other. In the absence of such agreement, the failure of a Pilot to grieve or to appeal any grievance decision by the Company within the prescribed time limits, or to make himself and any desired representative available for a properly scheduled hearing shall cause the action or decision of the Company challenged in the grievance to become final and binding. If any hearing or decision required of the Company under the provisions of this Part is not provided within the time limits prescribed herein, or any extension mutually agreed upon, the Pilot may consider the grievance denied and it shall automatically be appealed to the next step in the grievance procedure as specified in this Section.

3.	A Pilot shall be on probation for the first twelve (12) months of active service with the Company. Nothing in this agreement shall be constructed to extend the right to arbitrate a grievance concerning his discipline or discharge to a probationary Pilot, or to require that such discipline or discharge be based on just cause. However, a probationary Pilot shall have the right to submit any other grievance.

4.	If, as a result of any hearing or appeal therefrom as provided herein, the grievant is exonerated, he shall if he has been withheld from service, be reinstated without loss of seniority and shall be paid for such time lost in an amount which would have ordinarily been earned had such Pilot been continued in service, during such period. The personnel records shall also be cleared of any and all charges related to that matter. Monetary awards must be calculated by the Board upon proof of actual damages by the grievant. In making this calculation, the Board must take into account any pay, benefits or other actual monetary amounts earned or received by the grievant that mitigate such actual damages. The Company has the right to demand proof of mitigation from the grievant. The Board’s jurisdiction to award damages is strictly limited to actual compensatory damages, and it does not include jurisdiction or authority to award damages in the nature of a penalty, i.e., punitive damages. The Board shall have the authority, however, to order a party to comply with any provision(s) of the Agreement as necessary to remedy or correct violations or to require specific performance of a provision of the Agreement.

5.	It is agreed by the parties hereto that the periods of time for hearings, decisions, and appeals established in this section shall be considered as maximum periods and that when hearings, decisions and appeals can be handled in a period of less than the maximum time stipulated, every effort will be made so as to expedite such cases.

6.	Copies of all notices and decisions shall be mailed to the grievant, and the Union’s Legal Department. For the purposes of this Section, “notice” may be certified mail, return receipt requested, express delivery, or by hand delivery and, upon request, cases shall also be faxed.

7.	Personnel File
a.	Pilots shall be permitted to inspect their personnel file and make copies, at their own expense, of any reports contained in such file by making an appointment with responsible notice, during regular business hours.

b.	The Company shall not place any negative report, or any other material of any unfavorable nature, in a Pilot’s personnel file without providing a copy to the Pilot. A Pilot shall be allowed to place in his personnel file his own statement on the incident or report.

c.	If an employee has not had a documented incident of discipline during an eighteen (18) month period, previous matters of discipline and complaint letters will not be used in assessing future discipline or making performance evaluations.

d.	An employee who has not had a documented incident of discipline during eighteen (18) month period, may require to the extent permitted by law, that all previous letters of discipline be removed from his basic/local file.

e.	Nothing in this paragraph shall apply to training or proficiency matters.
8.	Decisions rendered pursuant to this Section may not add to, subtract from, or alter in any way the Agreement, but may only interpret or apply it.

9.	Grievants may be represented at any hearings held pursuant to this Section by any Pilot employee or any authorized employee of the Union.

10.	It is understood and agreed by the parties that the procedure outlined in this Section shall be followed only in cases pertaining to and covering alleged grievances, disputes, claims and causes of action arising or accruing and filed subsequent to the effective date of this Agreement.

SECTION 21
DUES CHECK-OFF AND UNION SECURITY
A.	Dues Check-Off
1.	During the life of this Agreement, the Company shall deduct on a monthly basis from the pay of each Pilot and remit to the Union, along with an accounting thereof, an amount equal to the Union’s regular and usual monthly dues or service charges, and assessments, provided such Pilot voluntarily executes a Union Dues Check-Off form.

2.	A properly executed check-off form filed before the fifteenth (15th) day of any month will become effective the first (1st) day of the month following its receipt by Human Resources.

3.	A Pilot who has executed a check-off form, and who resigns, is otherwise terminated from the employ of the Company, is transferred or promoted outside of the bargaining unit, or enters a non-pay status, shall be deemed to have suspended his dues check-off assignment and authorization. For a Pilot who is transferred or promoted outside of the bargaining unit or enters non-pay status, the suspension shall continue until the Pilot rejoins the bargaining unit or reenters pay status, respectively. For a Pilot who resigns or is otherwise terminated, and is subsequently re-employed, no deductions of Union dues will occur until such time as the Pilot executes a new check-off form in compliance with this section.
B.	Agency Shop
1.	Each Pilot covered by this Agreement who fails to voluntarily acquire or maintain membership in the Union not later than the first month after the effective date of this Agreement or on or before the ninetieth (90th) day following the beginning of employment, shall as a continued condition of employment with the Company pay the Union a monthly service charge as a contribution for the administration of this Agreement and the representation of the Pilots. The service charge shall be in an amount equal to the Union’s regular and usual monthly dues and assessments (not including fines and penalties).

2.	If any Pilot covered by this Agreement becomes delinquent in the required payment of the service charge or if any Union member becomes delinquent in the payment of dues or assessments, the Union may immediately notify such Pilot by CERTIFIED MAIL, RETURN RECEIPT REQUESTED, with a copy sent by regular U.S. mail and a copy to the Vice President of Flight Operations, that the Pilot is delinquent in the payment of such service charge or membership dues or assessments as specified herein and is subject to discharge as a Pilot for the Company. Such letter shall also notify the Pilot that the required payment must be remitted within a period of thirty (30) days or the Pilot will be discharged.

3.	If upon the expiration of the thirty (30) day period the Pilot remains delinquent, the Union may certify in writing to the Vice President of Flight Operations, copy to the Pilot, that the Pilot has failed to remit payment within the grace period allowed and is to be discharged. The Vice President of Flight Operations shall thereafter notify the Pilot within ten (10) days of receipt of notice from the Union that he is to be discharged from the service of the Company, of the reasons for this action, and of his rights under this section to appeal this decision.

4.	A Pilot who is to be discharged as the result of the provisions of this Section shall be entitled to challenge the validity of such action only by using the following procedure:
a.	The Pilot must in writing submit his request for review within ten (10) days from the date of notification by the Vice President Flight Operations, as provided in Paragraph 3, above. The request must be submitted to the Vice President of Flight Operations. The Vice President of Flight Operations or his designee will review the grievance and render a decision in writing within a reasonable time not to exceed ten (10) days following receipt of the grievance, with a copy to the Union.

b.	The decision of the Vice President of Flight Operations or his designee shall be final and binding on all interested parties unless appealed by either the Pilot or the Union within thirty (30) days from the date it was sent. The appeal shall be submitted in writing to the Vice President of Flight Operations who shall with assistance from the Pilot and a representative of the Union, select a third party neutral using the arbitrator selection method set forth in Section 20 (Resolution of Disputes). The decision of the neutral referee shall be final and binding on all parties to the dispute. The fees of the neutral referee and all other costs of the proceeding shall be borne by the Union.

c.	During the pendency of an appeal by the Pilot, a Pilot shall be in non-pay status and shall not be permitted to fly, except as set forth in paragraph e, below.

d.	It is expressly agreed that the Company shall not be liable for any claim of loss by any Pilot adversely affected by any Company action taken pursuant to a written request by the Union related to the terms of this Section. It is further expressly agreed that the Union shall defend the Company in any legal proceedings related to such action, and the Union will indemnify and hold the Company harmless from all costs relating to such legal proceedings, or from any final adverse judgment which results from them.

e.	In order to provide adequate time for the Company to hire a suitable replacement, in no event will the terms of this Section be construed to require the Company to terminate or take out of service any Pilot prior to thirty (30) days after the Union’s notification to do so.
5.	It is understood that the requirements of paragraph A, above, shall not apply to a Pilot during periods of time he holds a management position.

SECTION 22
UNION REPRESENTATION SECTION
A.	Bulletin Board

The Company shall provide the Union with a suitable location for a bulletin board at each domicile for the posting of official notices of Union meetings, elections and other notices pertaining to internal Union matters. A duly authorized representative of the Union shall sign all such notices.

B.	Admission of Union Officials to Company Property

The Company shall grant The Union a reasonable amount of time during initial training of each new hire class to distribute information and discuss the Union with new Hire Pilots.

C.	Election of Pilot Representative

The Union shall select Executive Council members and appoint committees and shall notify the Company from time to time of their appointment or their removal. The number of employee representative shall be those necessary to provide convenient representation for the Pilots. The Company shall notify the Union of the appropriate Company representatives. Union representatives will be furnished Company business positive space passes on Company aircraft when conducting Company business inclusive of Pilot meetings.

SECTION 23
GENERAL
A.	Property Damage and Civil Liability Indemnification
1.	A Pilot will not be required to compensate the Company for Company property damaged by the Pilot while performing his duties in a professional and responsible manner with the Company. The Company, through its insurers, will indemnify and hold harmless any Pilot from any Pilot’s negligence.

2.	This indemnification will also apply to civil actions for damages against a Pilot’s estate. It is expressly understood that all indemnification and holding harmless of any Pilot is limited by the terms and exclusions of the Company’s policy with its insurers.
B.	Legal Representation

The Company Legal Department will provide legal counsel to a Pilot on the Company seniority list for alleged FAA and other violations directly related to his performance of official Company duties provided there is no conflict.

C.	Jury Duty

When a Pilot receives a jury summons he will provide a copy of the Court Summons to his Chief Pilot at least ten (10) days prior to the reporting date, if possible. A Pilot will be paid his line value less any jury pay when he is required to miss duty while attending jury duty. The Pilot may be directed to resume his original trip, if practicable, on days he was originally scheduled to fly that do not conflict with the jury duty.

D.	Agreement Distribution

Each Pilot will be given a copy of this Agreement and all revisions. The Agreement will be printed at the Company’s expense.

E.	Recorded Data

Data obtained from cockpit monitoring devices shall remain privileged and confidential and must be recorded and stored in such a way that the identity of the flight crew remains anonymous, except as otherwise provided herein. The auditing of cockpit voice recorders will be for the reasons set out in the Federal Air Regulations or post incident investigations. The Pilot(s) will be notified and have the right to be present. The information obtained will not be used for disciplinary purpose. Its purpose rather will be to enhance Pilot proficiency and training. Information obtained from flight safety monitoring devices shall not be used by the Company to monitor and/or check the judgment, proficiency, or adherence to Company policies or Federal Aviation Regulations of a flight crewmember(s). Information from a flight safety monitoring device shall not constitute the basis for any disciplinary action. Nothing herein shall be construed to restrict or limit the Company from taking such action as it deems appropriate based on information obtained from sources other than flight safety monitoring devices or from using information from flight safety monitoring devices in defense of lawsuits involving such information brought by Pilots against the Company.

F.	Appearance Standards

A Pilot is expected to adhere to the uniform and other personal appearance standards established by Flight Operations in effect at the time that this collective bargaining agreement is executed.

G.	Uniforms
1.	The Pilot is responsible for uniform costs.

2.	If the Company changes the uniform, it will pay the total cost of the replacement uniform or of adapting the uniform to accommodate any changes.
H.	Masculine Pronouns

The masculine pronouns used herein shall include the feminine unless otherwise specified.

I.	Pilot Earnings Statement

The Company will make available to the Union on a monthly basis a statement of Pilot earnings in suitable electronic format to assist the Union with Union dues enforcement.

J.	Death Benefits

Upon the death of a Pilot, any pay and benefits due and owing, including unused earned vacation time, shall be paid to the Pilot’s designated beneficiary or estate at the applicable prorated guarantee for such Pilot. The Company shall continue to provide medical benefits through the end of the month of the Pilot’s death. The Company shall also continue travel privileges to the Pilot’s family through the end of the month following the Pilot’s death.

K.	Witness Duty

A Pilot will, for pay purposes, be credited for witness duty in the same manner as for jury duty, and in addition will receive four (4) hours pay and credit for any day off, when subpoenaed for Company related matter. This provision shall not apply to witnesses in arbitration proceedings.

L.	Accident Investigation
1.	A Pilot participating in an aircraft investigation involving a Company aircraft as a member of a NTSB team shall do so without loss of pay.

2.	A Pilot involved in any accident, incident, or certificate action shall not suffer any loss of pay except through the procedures set forth in this agreement.

3.	Up to two (2) Union Safety Committee Members will be provided “Company Business-Positive Space” transportation over the Company’s system to any aircraft accident site as requested in writing by the Union.
M.	Buddy/Companion Passes

Each Pilot will receive six (6) Buddy passes per calendar year. Each Station Manager or his designee shall have the authority to issue Buddy Pass tickets. The Company will also provide Travel Companion passes in accordance with CIA’s Travel Companion Program.

N.	Payment for Equipment and Training

Pilots will not be required to pay for the use of any equipment required for training or equipment used in scheduled operations. The Company will provide all Pilots with Jeppesen Charts or other approved D.O.T. charts for all FAA approved destinations and alternates in the Company’s operation specifications. Manuals issued to Pilots by the Company will be paid for by the Company. Each Pilot must maintain his manuals in good condition at all times. Any Pilot who transitions to another aircraft-type or terminates employment shall return previously issued manuals in current, good condition, normal wear and tear excepted.

O.	Pass, Interline, and Jumpseat Policies
1.	Pilots on the active payroll of the Company, furloughed Pilots during the first thirty (30) days of furlough, Pilots on leave of absence, retired Pilots with five (5) or more years of active service, and medically retired Pilots with five (5) or more years of active service, after sick leave has been exhausted, shall be entitled to all the provisions of the Company’s pass policy accorded other Company employees, in effect as of January 1, 2000 and as set forth in this Agreement, to the extent permitted by interline agreements. Pilots on leave of absence will retain their ID cards as employees and may use these for purposes of pass travel.

2.	A Pilot who abuses the Company’s pass policy shall be subject to loss of privileges.

3.	The Company shall endeavor to negotiate favorable interline agreements inclusive of jump seat privileges.

4.	The Company will issue retired Pilots Retired ID cards.

5.	Pilots shall receive Company pass, interline and jumpseat privileges equal or better than those received as of January 1, 1999. To the extent permitted by regulations, retired Pilots will be accorded Company pass, interline, and jumpseat privileges. To be eligible for interline and pass privileges, the retiree must be 60 years of age or his age plus active service years equal 65 with a minimum of 50 years of age, whichever is sooner.

6.	The surviving spouse of a Pilot on the active seniority list or a retired Pilot will be afforded such pass privileges as permitted by regulations and interline agreements.

7.	The Gulfstream International Airlines, Inc. Employee Travel Policy, once agreed upon by the Company and the Union, shall remain in effect for the period of this Agreement unless mutually modified by the parties.

8.	If the Company is required by law or regulation to impute taxable income for any travel privileges provided by such policy it shall set up appropriate administrative procedures to arrange for such payment, e.g., payment at an approved withholding rate for the value of the pass(es) or ticket(s) at time of issue, or withholding from the Pilot’s paycheck at withholding rates as authorized in appropriate regulations. The Pilot shall assume full responsibility for unused pass(es) or ticket(s).

9.	The Company shall furnish each Pilot with an Airline Interline Agreement List biannually or when there are substantial changes, whichever is sooner. The Company shall endeavor to arrange favorable travel agreements for the Pilots and retirees. The Company will furnish the Union a copy of the Pass policy.
P.	Orders in Writing

Pilots base assignments, promotions, demotions, furloughs, recalls, and leaves of absence shall be reflected in written Company records.

Q.	Awards, Bonuses, and Gifts

The Pilot group will be afforded equal benefits offered any other non-management employees to include awards, bonuses, incentives, gifts, companion passes, or other amenities offered any other Company employees.

R.	Personal Days

A Pilot will be authorized two (2) personal days off per year with four (4) hours daily pay and credit. The Company will approve a Pilot’s personal day off request unless operational necessities prevent it from doing so. A Pilot shall have the option to roll over any personal days to the next year.

SECTION 24
BENEFITS
A.	Life Insurance
1.	Gulfstream International Airlines provides all full-time employees with a Basic Life Insurance Policy of $10,000 with a matching Accidental Death and Dismemberment benefit. The Company pays the total premium cost.

2.	Optional Life, Short-Term Disability, and Accidental Death and Dismemberment is available. Optional coverage(s) is at the expense of the employee. Rates are determined on an individual basis.

3.	At retirement employees shall have the option to continue coverage at a cost issued by the insurance provider. Insurance rates are determined on an individual basis.
B.	Medical and Dental Plan
1.	Gulfstream provides all full-time employees with choices for a medical healthcare plan. Gulfstream International will be contributing 60% of the employee’s total cost and 25% of the family’s total cost.

2.	Gulfstream provides all full-time employees with choices for a dental insurance plan. The Dental Plan is an optional benefit and all cost is the responsibility of the employee.
C.	Vision Care

Limited coverage through current Health Plan Coverage.

D.	Short Term Disability

Optional coverage available through Insurance Carriers.

E.	Furloughed Pilots

If insurance benefits are lost due to lack of work, termination of employment, divorce, or death of the insured employee, a Pilot will become eligible for State Mandated Continuation Coverage (COBRA).

F.	401K Retirement Plan

The Company will establish a 401K plan which will become effective July 1, 2006. The Company will contribute 25% up to the first 4% of employee’s pay. All Pilots will be able to contribute up to the maximum amount allowable by law.

     Vesting:
The Plan will contain a four (4) year vesting schedule. All Pilots will receive vesting longevity credit from their original date of hire with Gulfstream.
     Eligibility:
All Pilots on the seniority list who have completed six (6) months of service and are of age 21 or greater.
     Loans:
Loans will be provided in accordance with the plan.
     Retirement:
Retirement Age: 59 1/2 or as specified by the IRS.
     Distribution:
As required by the IRS.
     Benefit Protection:
It is agreed that, or understood, that should any employee group receive benefits/insurance coverage that are greater than those contained herein, the Pilots will automatically receive such benefits or coverage.

SECTION 25
MISSING, INTERNMENT, HOSTAGE, OR PRISONER OF WAR BENEFITS
Compensation and Benefits
A.	Pilots, while in the service of the Company, who through no fault of their own are interned or taken prisoner of war by a foreign government, or who are unlawfully detained by a person or persons within or without the boundaries of the United States shall accrue seniority and longevity credit, and shall be allowed the following benefits until they return or as otherwise provided below.
1.	Flight pay at the rate the Pilot was last paid to the maximum number of eighty-five (85) flight hours per month. In addition, the Company will pay its contributions to benefits to include but not limited to retirement funds, medical insurance, vacation and sick pay that were in effect at the time of internment.

2.	Continuation of travel benefits for dependents of said Pilot.

3.	Contributions that were being paid by the Pilot and deducted from his wages will continue to be deducted from wages paid under this internment benefit.

4.	Full accrual of vacation and sick leave credit.
B.	In cases in which it is not apparent whether the Pilot is involuntarily or unlawfully detained, the above benefits will be paid retroactively if such status is later confirmed.

C.	In the event that the Union has concerns regarding the security of Pilots in foreign locations, the parties shall promptly meet and confer regarding appropriate security measures to be taken in light of the risk reasonably expected to be incurred. Any security measures reasonably required shall be promptly implemented.

D.	If death is established, or if there is sufficient presumption of death, death and survivor benefits shall be paid.

E.	If the parties are unable to confirm whether a Pilot who is interned or unlawfully detained is alive or dead, compensation and other benefits shall continue to be paid by the Company to the beneficiaries (or trust account) indicated in the Pilot’s letter of instruction to the Company for a period of eighteen (18) months, after such Pilot was last known to be alive. At the end of that eighteen (18) month period, if the Pilot’s status is still unconfirmed, death and survivor benefits shall be paid.

F.	If a Pilot who has received death/survivor benefits pursuant to this Section is later found to be alive, he shall receive retroactively the difference in pay between the total compensation (including death benefits) paid by the Company under this Section and the monthly amounts he would have been due under this Section had the Company known he was alive. If the Pilot remains interned or imprisoned, monthly payments shall then be resumed for the duration of internment or imprisonment. If the death/survivor benefits are greater than the benefits provided pursuant to this Section, the Pilot shall reimburse the Company for the excess received.

G.	Each Pilot is requested to provide the following written direction. Where no such written direction has been provided, all monies provided for herein shall be held in trust.
“To Gulfstream International Airlines, Inc.:
“You are hereby directed to pay all monthly compensation allowable to me and any other benefits due under the provisions of this Agreement, minus appropriate deductions, while missing or resulting from death or any other condition which causes direct payment to be impossible as follows:
                     % of my monthly pay to                                          (name)                                          (address) as long as living, thereafter to                                          (name)                                          (address) as long as living.”
                     % of my monthly pay to                                          (name)                                          (address) as long as living, thereafter to                                          (name)                                          (address) as long as living.”
                     % of my monthly pay to                                          (name)                                          (address) as long as living, thereafter to                                          (name)                                          (address) as long as living.”
“The balance, if any, and any amounts accrued after the death of all persons named in the above designation shall be held for me, or in the event of my death before receipt thereof, shall be paid to the legal representative of my estate.”
“The foregoing direction may be modified from time to time or canceled by letter signed by the undersigned, and any such modification shall become effective upon receipt of such letter by you.”
“Payments made by the Company pursuant to this direction shall fully release the Company from the obligation of making further payments with respect thereto.”

(Pilot’s signature)

SECTION 26
DURATION
Effective Dates of the Agreement
This Agreement shall become effective on the date of signing, unless specifically noted otherwise, and shall continue in full force and effect until July 1, 2009 and shall renew itself until each successive July 1 thereafter until written notice of an intended change is served in accordance with Section 6, Title 1, of the Railway Labor Act, as amended, by either party hereto at least 30 days, but not more than 180 days, prior to July 1, 2009 or July 1 of any subsequent year.
IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the ___day of June, 2006.

Gulfstream International Airlines, Inc.		International Brotherhood of Teamsters

By:		By:

	Michael Vaughan		E.E. Sowell, President and General Counsel IBT Local 747

By:		By:

	Tom Herfort		Don Treichler, Director Airline Division

By:

Deanna Cline, Business Agent

By:

Rhett Horton

By:

John Horton, Jr.

Letter of Agreement #1
between
Gulfstream Training Academy
and
Gulfstream International Airlines, Inc.
and
The International Brotherhood of Teamsters
Regarding
Gulfstream Training Academy Flying
WHEREAS, the Company, Gulfstream International Airlines, Inc, desires to maintain its current relationship with the Gulfstream Training Academy (GTA), AND
WHEREAS, the Union, the International Brotherhood of Teamsters (IBT) desires certain labor protections and benefits for the maintenance of GIA flying by GTA Pilots, AND
NOW THEREFORE, the parties hereby agree as follows:
1.	All pilots enrolled in the Gulfstream Training Academy (GTA) are not covered by the terms and conditions of the Collective Bargaining Agreement between the IBT and GIA. No GTA pilot will fly in revenue service with Gulfstream International Airlines, Inc. (GIA) within three (3) days after completion of two hundred and fifty (250) flight hours with GTA. However, a maximum of thirty-six (36) pilots per year may exceed the 250 hour threshold but no greater than 400 hours. The Company must notify the Union in writing for each of the thirty-six (36) pilots in the schoolhouse who exceed 250 hours. Additionally, the Company shall provide the Union a monthly status report of all GTA pilots to include names, hours accumulated and expected completion date.

2.	The Company agrees that GTA Pilots will not fly Company aircraft or routes in the event of a lawfully conducted job action by the GIA Pilots covered by the Collective Bargaining Agreement.

3.	The Seniority number of a Pilot with GIA who is in the GTA Program shall be tentative and shall only become permanent from the date of the Company’s offer and acceptance thereof for a permanent Pilot position with GIA. The seniority number shall, however, be retroactive from the Pilots first day of initial ground school training with the GTA. In no case will the seniority number of a GTA Pilot be more senior than the most junior GIA Pilot on the GIA System seniority list in effect on the date of the signing of this Agreement.

4.	In addition, all GIA Pilots covered by the Collective Bargaining Agreement will have their longevity dates adjusted to the date of their first day of initial ground school training or their employment date of hire with the Company, whichever the earlier.

AGREED this                      day of June, 2006.

Gulfstream International Airlines, Inc.		International Brotherhood of Teamsters

By:		By:

	Michael Vaughan		E.E. Sowell, President and General Counsel IBT Local 747

By:		By:

	Tom Herfort		Don Treichler, Director Airline Division

By:

Deanna Cline, Business Agent

By:

Rhett Horton

By:

John Horton, Jr.

Letter of Agreement # 2
between
Gulfstream International Airlines, Inc.
and
The International Brotherhood of Teamsters
Regarding
Special Authority to fly to Cuba
WHEREAS, the parties recognize the special requirements attached to U.S. carriers conducting operations to Cuba, AND
NOW THEREFORE, the parties do hereby agree as follows:
The flying performed in aircraft not currently operated by Gulfstream International Airlines Inc as a Travel Service Provider (TSP) and/or Carrier Service Provider (CSP) under the license granted by the Office of Foreign Assets Control falls outside of the Scope Clause of the Collective Bargaining Agreement between the parties.
However, the Company agrees to use the Pilots on the Gulfstream International Airlines System seniority list, exclusively when performing Cuba flying on aircraft type contained in the Collective Bargaining Agreement between the parties. All GIA Pilots flying Cuba routes will be paid and work under the terms and conditions contain in the Collective Bargaining Agreement.
AGREED this                      day of June, 2006.

Gulfstream International Airlines, Inc.		International Brotherhood of Teamsters

By:		By:

	Michael Vaughan		E.E. Sowell, President and General Counsel IBT Local 747

By:		By:

	Tom Herfort		Don Treichler, Director Airline Division

By:

Deanna Cline, Business Agent

By:

Rhett Horton

By:

John Horton, Jr.